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INDEX TO COMBINED FINANCIAL STATEMENTS TWIN CITIES POWER, L.L.C. AND AFFILIATES
Contents
Contents

As filed with the Securities and Exchange Commission on February 10, 2012

Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Twin Cities Power Holdings, LLC
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	27-1658449 (I.R.S. Employer Identification Number)

16233 Kenyon Ave., Suite 210
Lakeville, Minnesota 55044
(952) 241-3103
Fax (952) 898-3571
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy S. Krieger
Chief Executive Officer
16233 Kenyon Ave., Suite 210
Lakeville, Minnesota 55044
(952) 241-3103
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark S. Weitz, Esq.
Leonard Street and Deinard, PA
150 South 5th Street, Suite 2300
Minneapolis, Minnesota 55402
Telephone: (612) 335-1500
Fax: (612) 335-1657

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Renewable Unsecured Subordinated Notes	$50,000,000	(1)	$50,000,000	$5,730

(1)
The Renewable Unsecured Subordinated Notes will be issued in denominations selected by the purchasers in any amount equal to or exceeding $1,000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2012

$50,000,000

Twin Cities Power Holdings, LLC

Three and Six Month Renewable Unsecured Subordinated Notes

One, Two, Three, Four, Five and Ten Year Renewable Unsecured Subordinated Notes

        We are offering an aggregate principal amount of up to $50 million of our renewable unsecured subordinated notes. Notes with certain terms may not always be available. We intend to commence the offering promptly. The offering will be made on a continuous basis, and is expected to continue for a period in excess of 30 days. We will establish interest rates on the securities offered in this prospectus in prospectus supplements. Once you purchase a note, changes in interest rates will not affect the interest rate you receive up to maturity. The notes are unsecured obligations and your right to payment is subordinated in right of payment to all of our existing or future senior, secured, unsecured and subordinate indebtedness and other of our financial obligations. Upon maturity, the notes will be automatically renewed for the same term as your maturing note at an interest rate that we are offering at that time to other investors with similar note portfolios for notes of the same term, unless we or you elect not to have them renewed. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be different than the interest rate on your original note.

        After giving you 30 days advance notice, we may redeem all or a portion of the notes for their original principal amount plus accrued but unpaid interest. You or your representative also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes. If we do elect to repurchase your notes, we will charge you a penalty of up to three months of simple interest on notes with three month maturities and up to six months of interest on all other notes. Our obligation to repurchase notes prior to maturity for any reason in a single calendar quarter is limited to the greater of $500,000 or 1% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See "Description of the Notes—Redemption or Repurchase Prior to Stated Maturity—Repurchase at Request of Holder."

        We will market and sell the notes directly to the public. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. We do not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes. We have not requested a rating for the notes; however, third parties may independently rate them. After this registration statement becomes effective, we will file periodic reports, primarily annual and quarterly reports, with the Securities and Exchange Commission.

        The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Investing in the notes involves risks, which are described in "Risk Factors" beginning on page 8 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	100.00%	$50,000,000

Underwriting discounts and commissions(1)	none	none

Proceeds to TCPH, before expenses	100.00%	$50,000,000

(1)
The notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The notes will be sold at face value.

        See "Plan of Distribution" for a description of anticipated expenses to be incurred in connection with our offering and selling the notes. We are not required to sell any specific number or dollar amount of notes in order to accept subscriptions.

        We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences your notes. We will deliver written confirmations to purchasers of the notes. [                        ] will act as trustee for the notes.

The date of this Prospectus is                        , 2012

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the notes.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See "Risk Factors" beginning on page 7 and "Forward-Looking Statements" on page 15.

Financial Statements

        Twin Cities Power Holdings, LLC ("TCPH") was formed on December 30, 2009, but had no assets or operations prior to December 31, 2011. Effective December 31, 2011, the members of Twin Cities Power, L.L.C., Cygnus Partners, L.L.C., and Twin Cities Energy, L.L.C. each contributed all of their ownership interests in these entities to TCPH in exchange for ownership interests in TCPH. This prospectus includes audited combined financial statements for our subsidiaries and all of their wholly-owned and majority-owned subsidiaries for the years ended December 31, 2009 and December 31, 2010. Following the transition to the new holding company structure, future audited financial statements will be prepared on a consolidated basis for Twin Cities Power Holdings, LLC and our subsidiaries.

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus and the other information that is incorporated by reference into this prospectus before making an investment decision.

        References in this prospectus to "the Company," "we," "our," "us" or similar terms refer to Twin Cities Power Holdings, LLC and its operating subsidiaries. References to "TCPH" or "Twin Cities Power Holdings, LLC" refer to Twin Cities Power Holdings, LLC without its operating subsidiaries.

 Our Company

        We are a holding company conducting our operations principally through our wholly-owned subsidiaries, Twin Cities Power, L.L.C. ("TCP"), Cygnus Partners, L.L.C. ("CP") and Twin Cities Energy, L.L.C. ("TCE"). Each of our subsidiaries is a Minnesota limited liability company.

Ownership and Organizational Structure

        TCP had its roots in a dairy products trading company, Fairway Dairy & Ingredients, LLC ("Fairway"). As a division of Fairway, doing business originally as Twin Cities Power Generation, and then as Twin Cities Power, it was granted market-based rate authorization—the authority to buy and sell electricity—by the Federal Energy Regulatory Commission ("FERC") in January 2004. As of January 1, 2007, TCP was spun out of Fairway and commenced its existence as an independent company. TCP conducts operations directly and through its wholly-owned subsidiary, Summit Energy, L.L.C., a Minnesota limited liability company ("SUM") formed on December 4, 2009. An SUM employee currently has a profits interest in SUM. TCP trades both domestically and in Canada.

        CP was formed on March 14, 2008. CP conducts business through its wholly-owned operating subsidiary Cygnus Energy Futures, L.L.C. ("CEF"), a Minnesota limited liability company formed on July 24, 2007. Two CEF employees each currently have a profits interest in CEF.

        TCE, formerly known as Alberta Power, LLC, was formed on March 27, 2008. Our Canadian operations are conducted through TCE's wholly-owned subsidiary, Twin Cities Power—Canada, Ltd. ("CAN"), which was formed on January 29, 2008 as a Canadian unlimited liability corporation and converted to a regular Alberta corporation in February 2012. Following a significant downsizing of CAN's office in Calgary, Alberta Canada in February 2011, CAN currently has only two employees and limited operations.

        Twin Cities Power Holdings, LLC ("TCPH") was formed as a Minnesota limited liability company on December 30, 2009. TCPH now serves as a holding company for TCP, CP, and TCE, each of which previously had common ownership. Effective December 31, 2011, the members of TCP, CP, and TCE each contributed all of their ownership interests in TCP, CP, and TCE to TCPH in exchange for ownership interests in TCPH (the "Reorganization"). The result of this Reorganization is our current holding company structure, with TCPH now being the sole member of each of TCP, CP, and TCE.

        We have other inactive and non-operating subsidiaries, which are identified in our audited financial statements but are not described in this prospectus because they are immaterial to our operations. It is possible that these subsidiaries could have trading operations in the future, although there are currently no plans in place to start such operations.

Overview

        We are an energy trading firm, trading primarily in electricity. We trade financial and physical electricity contracts in seven North American wholesale markets operated by Regional Transmission Organizations ("RTOs") and Independent System Operators ("ISOs") (while, technically, ISOs are also RTOs, industry usage generally identifies them separately as ISOs) and in three exchanges: the Intercontinental Exchange® ("ICE"), the Natural Gas Exchange Inc. ("NGX"), and the CME Group ("CME").

        In general, our activities in the markets administered by the various ISOs and RTOs are characterized by the acquisition of electricity at a given location and its sale at another. Our "financial" derivative transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while our "physical" transactions are settled by the delivery of the electricity itself. Management estimates that approximately 90% of our revenue is derived from financial transactions.

        The financial contracts we trade in the ICE, NGX and CME markets are electricity, natural gas, and oil derivatives. We often hold an open interest in these contracts overnight or longer. These financial transactions are chiefly regulated by the Commodity Futures Trading Commission ("CFTC").

        The ISO- and RTO-traded financial contracts are also known as "virtual trades." ISO and RTO markets are regulated by FERC, an independent agency within the United States Department of Energy. We have open virtual trades outstanding overnight and they settle the next day.

        We also trade physical electricity contracts in certain North American ISO and RTO markets. These physical contracts are trades in which we buy electricity from one ISO or RTO market and sell the electricity to another.

 Business Strategies

        We believe that the physical infrastructure of the North American electrical grid provides arbitrage trading opportunities, and we expect these opportunities will remain in place for the long term. We created a proprietary software system, DataLiveTM, that allows us to summarize thousands of data points into decision support tools. We believe this system assists our energy traders in achieving more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk.

        Our business model incorporates the following key elements:

  •
  Minimize market risk by trading principally instruments with terms of one week or less;

  •
  Minimize credit risk by trading primarily in regulated markets with a centralized counterparty, which may also be described as cleared markets;

  •
  Maximize return on capital deployed through position and value at risk ("VaR") limits; and

  •
  Employ primarily experienced traders.

Competitive Strengths

        In our industry, the ability to employ and retain experienced, successful energy traders is paramount to having a successful and profitable business operation. We believe our compensation structure and flexible policy regarding working from regional locations near the traders' preferred residences enable us to attract and retain highly qualified traders. In addition, we believe our DataLiveTM proprietary software system enhances our traders' success.

        Unlike many of our competitors, TCP has market based rate authority under FERC rules and regulations. Market based rate authority gives TCP the right to sell wholesale energy in the United States.

Entrance into Retail Electricity Business

        Management has identified a potential opportunity to diversify our operations by entering into the retail electricity market. There are several "unregulated" markets throughout the United States that allow private entities to sell electricity directly to end-users, particularly in the eastern United States. We believe this provides us with an opportunity to leverage our knowledge of wholesale energy markets to enter into a new space within the energy business.

        We intend to take the initial steps necessary to launch this venture in the first half of 2012. This business will require capital investment and time to be expended by our executives and employees, and may result in one or more acquisitions of companies already involved in the retail electricity market. In that regard, we are currently considering an acquisition of a relatively small retail electricity business and have engaged an advisory firm to assist us in locating other potential acquisition opportunities. We may need to hire additional personnel in order to grow the retail electricity business. We have no prior experience in the retail electricity market and can give no assurance that this new initiative will be successful.

Principal Executive Office

        We are headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone (952) 241-3103. In addition to our headquarters, we operate from five other locations. See "Business—Facilities."

The Offering

Issuer	Twin Cities Power Holdings, LLC
Trustee	[ ]
Paying Agent	[ ]
Securities Offered

Renewable unsecured subordinated notes. The notes represent our unsecured promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us without any collateral security.

Method of Purchase

Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes and your investing experience. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. We will mail you written confirmation that your subscription has been accepted.

Denomination	You may choose the denomination of the notes you purchase in any principal amount of $1,000 or more.
Offering Price	100% of the principal amount per note.
Rescission Right

You may rescind your investment within five business days of the postmark date of your purchase confirmation without penalty. In addition, if we accept your subscription agreement at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, you will be able to rescind your investment subject to the conditions set forth in this prospectus. See "Description of the Notes—Rescission Right" for additional information.

Maturity	You may generally choose maturities for your notes of 3 or 6 months or 1, 2, 3, 4, 5 or 10 years; however, depending on our capital requirements, we may not sell notes of all maturities at all times.
Interest Rate

The interest rates of the notes will be established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest interest rate supplement to this prospectus, and will remain fixed throughout each term. We may offer higher rates of interest to investors with larger note portfolios, as set forth in the then current interest rate supplement.

Interest Payment Dates

You may choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you may choose the day on which you will be paid. Subject to our approval, you may change the interest payment schedule or interest payment date once during each term of your notes.

Principal Payment	We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes only upon maturity.
Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your subscription documents.
Renewal or Redemption at Maturity

Upon maturity, the notes will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar note portfolios for notes of the same maturity, unless we notify you prior to the maturity date that we intend to repay the notes. You may also notify us before, or within 15 days after, the maturity date that you want your notes repaid. The 15-day post maturity period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective.

If notes with similar terms are not being offered at the time of renewal, the interest rate upon renewal will be (a) the rate specified by us on or before the maturity date or (b) if no such rate is specified, the rate of your existing notes. The interest rate being offered upon renewal may, however, differ from the interest rate applicable to your notes during the prior term. See "Description of the Notes—Renewal or Redemption on Maturity."

Optional Redemption or Repurchase	After giving you 30 days' prior notice, we may redeem some or all of your notes at a price equal to their original principal amount plus accrued but unpaid interest.

You or your representative may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes, and will, if we elect to repurchase your notes, charge you a penalty of up to three months of interest for notes with a three-month maturity and up to six months of interest for all other notes. The total principal amount of notes that we will be required to repurchase prior to maturity, for any reason in any calendar quarter, will be limited to the greater of $500,000 or 1% of the total principal amount of all notes outstanding at the end of the previous quarter. See "Description of Notes—Redemption or Repurchase Prior To Stated Maturity—Repurchase At Request of Holder."

Consolidation, Merger or Sale

Upon any consolidation, merger in which TCPH is not the surviving entity, or sale of TCPH, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture for the notes. For a description of these provisions see "Description of the Notes—Consolidation, Merger or Sale."

Ranking; No Security	The notes:
• are unsecured; and
• rank junior to all of our existing and future debt.
As of December 31, 2011, we had approximately $10.3 million of debt outstanding that is senior to the notes.
Limited Restrictive Covenants

The indenture governing the notes contains very limited restrictive covenants. One of these covenants prohibits us from paying distributions to our members if there is an event of default with respect to the notes or if payment of the distribution would result in an event of default. The indenture contains the following additional restriction on distributions: "The Company's Board of Governors shall not declare or pay any distributions to its Members if, in the reasonable determination of the Governors, the Company would have insufficient cash to meet anticipated redemption or repayment obligations. The foregoing restriction shall not apply to distributions in respect of taxes payable by the Members based on net income or gains of the Company that have been allocated to the Members." We are not restricted from entering into financing transactions or incurring additional indebtedness.

The covenants set forth in the indenture are more fully described under "Description of the Notes—Restrictive Covenants." These covenants have significant exceptions. We do not plan to issue any debt that is subordinate to the notes.

Use of Proceeds

If all the notes are sold, we would expect to receive up to approximately $49.35 million of net proceeds from this offering after paying the estimated offering expenses. The exact amount of net proceeds also may vary considerably depending on how long the notes are offered and other factors. We intend to use the net proceeds to fund trading activities and facilitate growth in existing and new markets, and for other general corporate purposes, which may include the repayment of amounts owed under a promissory note payable to a former member of TCP and related persons ("HTS Parties"), expenses related to our possible entry into the retail electricity market, as well as payment of general and administrative expenses. See "Use of Proceeds" and "Business—Retail Electricity."

Absence of Public Market and Restrictions on Transfers	There is no existing market for the notes.

We do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including without limitation the OTC Bulletin Board or any over-the-counter market.

You will be able to transfer or pledge the notes only with our prior written consent. See "Description of the Notes—Transfers."
Book Entry

The notes will be issued in book entry or uncertificated form only. Except under limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See "Description of the Notes—Book Entry Registration and Transfers."

RISK FACTORS

        Investing in our notes involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in the notes. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, we may be unable to pay the interest or repay the principal amounts owed to you under the notes and you might lose all or part of your investment in the notes. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

 Risk Factors Related to an Investment in the Notes

         The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

        The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes. The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings. While we require that you fill out a subscription agreement that asks certain questions regarding suitability, we disclaim any responsibility for determining that the notes are a suitable investment for you.

         Because the notes rank junior to all of our existing and future debt and all other financial obligations, your notes will lack priority in payment.

        Your right to receive payments on the notes is junior to all of our existing indebtedness and future borrowings. Your notes will be subordinated to the prior payment in full of all of our other debt obligations. As of December 31, 2011, we had approximately $10.3 million of debt outstanding that is senior to your notes. We may also incur substantial additional indebtedness in the future that would also rank senior to your notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness and other obligations that are senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity.

         Because there will be no trading market for the notes and because transfers of the notes require our consent, it may be difficult to sell your notes.

        Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity. Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the restrictions on transfer of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. In any event, the total principal amount of notes that we would be required to repurchase in any calendar quarter, for any reason, will be limited to the greater of $500,000 or 1% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See "Description of the Notes."

         Because the notes will have no sinking fund, collateral security, insurance or guarantee, you could lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.

        There is no sinking fund, collateral security, insurance or guarantee of our obligation to make payments on the notes. The notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. Our cash flow from operations could be impaired under the circumstances described under "—Risks Related to Our Business." If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the notes, then you may lose all or part of your investment.

         The notes will automatically renew unless you request repayment.

        Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar note portfolios for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us before, or within 15 days after the maturity date that you want your notes repaid. This 15-day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note.

         Because we have substantial indebtedness that is senior to the notes, our ability to pay the notes may be impaired.

        We presently have a substantial amount of indebtedness. At December 31, 2011, we had approximately $10.3 million of debt outstanding, comprised of:

Note payable to HTS Parties	$5,343,265
Secured note payable, related party	2,000,000
Notes payable	2,945,000

Total	$10,288,265

        Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes by, among other things:

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limiting our ability to borrow additional funds.

        There is no assurance that we will be able to generate sufficient free cash flow to service this debt and our obligations under the notes. If we do not generate sufficient operating profits, our ability to make required payments on our senior debt, as well as on the debt represented by the notes described in this prospectus, may be impaired.

         If we incur substantially more indebtedness that is senior to your notes, our ability to pay the notes may be further impaired.

        The indenture for the notes does not prohibit us from incurring additional indebtedness. We may incur substantial additional indebtedness in the future. Any such borrowings would be senior to the notes. If we borrow more money, the risks to noteholders described in this prospectus could be increased.

         Our management has broad discretion over the use of proceeds from the offering.

        We intend to use the net proceeds to fund trading activities and facilitate growth in existing and new markets, and for other general corporate purposes, which may include the repayment of amounts owed under a promissory note payable to the HTS Parties, expenses related to our possible entry into the retail electricity market, as well as payment of general and administrative expenses. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used. See "Use of Proceeds."

         Because we are subject to certain restrictions in a promissory note with a former member, our ability to pay the notes may be impaired.

        We have issued a promissory note, dated October 1, 2011 in the principal amount of $5,829,017 (the "HTS Note") payable to the HTS Parties (see "Business—Legal Proceedings"). If we are late in making a required quarterly payment on the HTS Note, on the first occasion we will have only two days to cure such a payment default, and on the second occasion, we will have no cure period. If we fail to make a payment on any due date, or within the limited cure period just described, or if we breach other provisions of the HTS Note, the HTS Parties have the right to declare the unpaid principal balance of the HTS Note, and all accrued interest thereon, to be immediately due and payable. Payment on the notes issued under this registration statement is expressly subordinated to payment of the HTS Note. If payment on the HTS Note is accelerated, our cash flow may not be sufficient to cover such payment and our other obligations, and we may need to seek additional financing. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due. In such an event, we may not be able to make interest or principal payments to you under the notes.

         We can provide no assurance that any notes will be sold or that we will raise sufficient proceeds to carry out our business plans.

        We are conducting this offering of notes ourselves without any underwriter or placement agent. We have no experience in conducting a notes offering or any other securities offering. Although we intend to sell up to $50 million in aggregate principal amount of the notes, there is no minimum amount of proceeds that must be received from the sale of the notes in order to accept proceeds from notes actually sold. Accordingly, we can provide no assurance about the total principal amount of notes that will be sold. Therefore, we cannot assure you that we will raise sufficient proceeds to carry out our business plans. Specifically, we may not be able to fund expanded trading activities or repayment of the HTS Note. We may also have to delay or forego our contemplated entry into the retail electricity market if sufficient funds are not raised. Accordingly, our inability to raise such proceeds could have an adverse impact on our business activities, results of operations and financial condition, and may limit our ability to repay amounts owed under the notes.

         We may be substantially reliant upon the net offering proceeds we receive from the sale of our notes to meet our liquidity needs.

        Our operations alone may not produce a sufficient return on investment to pay the stated interest rates on the notes and fund our capital needs. We may be substantially reliant upon the net offering proceeds we receive from the sale of our notes in order to meet our liquidity needs. We intend to use the net proceeds to fund our trading activities and facilitate growth in existing and new markets, and for other general corporate purposes, which may include the payment of general and administrative expenses. We may also use the net proceeds to pay or prepay certain other outstanding debt, including the HTS Note payable to the HTS Parties. We may not be able to attract new investors or have sufficient borrowing capacity when we need additional funds to repay principal and interest on your notes or redeem your notes.

         Because there are limited restrictions on our activities under the indenture, you will have only limited protections under the indenture.

        The indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to timely pay principal and interest on the notes. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you will likely have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See "Description of the Notes—Events of Default."

         Because there are no financial covenants in the indenture, we will not be required to maintain a positive net worth.

        The indenture for the notes offered hereby does not contain any financial covenants relating to our net worth. Accordingly, we will not be required to maintain a positive net worth.

         Because we may redeem the notes at any time prior to their maturity, you may be subject to reinvestment risk.

        We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See "Description of the Notes—Redemption or Repurchase Prior To Stated Maturity."

         Under certain circumstances, you may be required to pay taxes on accrued interest on the notes prior to receiving a sufficient amount of cash interest payments to cover such tax liability.

        If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. You should consult your tax advisor to determine your tax obligations.

         Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of distributions, loans or otherwise, and repayment of loans or advances from us.

        TCPH is a holding company and our obligations are structurally subordinated to existing and future liabilities of our subsidiaries. Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our subsidiaries, TCP, CP, and TCE, and the payment of such earnings to us in the form of distributions, loans or otherwise, and repayment of loans or advances from us. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by distributions, loans or otherwise. Any decision by a subsidiary to provide us with funds for our payment obligations, whether by distributions, loans or otherwise, will depend on, among other things, the subsidiary's results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary's ability to pay distributions may be limited by covenants in its future debt agreements or applicable law.

        Because TCPH is a holding company, our obligations to our creditors are structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by us. Our subsidiaries may incur additional indebtedness and other liabilities.

        If our subsidiaries are unable to provide us with funds for our payment obligations, whether by distributions, loans or otherwise, we may not be able to make interest or principal payments to you under the notes.

Risks Related to Our Business

         We are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our businesses and/or results of operations.

        Our businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the regulation of the energy industry, including competition in the generation and sale of electricity. We are required to comply with the rules and regulations of FERC, including the Federal Power Act, the U.S. Department of Energy with regard to the import and export of electricity, the CFTC with respect to energy futures and options contracts, the Federal Trade Commission, the Canadian National Energy Board, the market rules and tariffs of the ISOs and RTOs of which we are a member, and the laws of the states and provinces in which we conduct business. We will need to continually adapt to changes in these laws and regulations.

        Our businesses are subject to changes in state and federal laws and changing governmental policy and regulatory actions, and also the rules, guidelines and protocols of the wholesale energy markets in which we participate. Changes in, revisions to, or reinterpretations of existing laws and regulations, for example, with respect to prices at which TCP may sell electricity, may have an adverse effect on our businesses.

         Our revenues and profitability could be adversely affected if a counterparty defaults in whole or in part on its obligations to us related to our cash deposits in brokerage and collateral accounts.

        We maintain cash balances in brokerage accounts that facilitate our trading activities. In addition, we have cash deposits in collateral accounts at various ISOs, RTOs and the ICE. All of these accounts are uninsured. When we place cash deposits in these accounts with a counterparty, we incur credit risk, which is the risk of loss if the counterparty fails to perform according to the terms of our contracts, including safekeeping these funds and releasing the funds to us at an agreed upon time. Our revenues and profitability could be adversely affected if a counterparty were to default in whole or in part on its obligations to us. See "Business—Credit Risk Management."

         TCE and its affiliates are currently subject to an investigation by FERC that could result in liability.

        In July 2011, FERC initiated a non-public formal investigation into power scheduling and trading by TCE and its affiliates in the Midwest Independent Transmission System Operator, Inc. ("MISO") exchange. FERC is investigating the scheduling and trading in MISO for the period from January 1, 2010 through May 31, 2011. In January 2012, FERC expanded the investigation to cover trading activities in additional ISO and RTO markets. In addition to the expense of legal fees, depending on the investigation outcome, we may be liable for potential disgorgement of profits and possible civil penalties. Since this investigation is in its nascent stages, we are unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense. See "Business—Legal Proceedings."

         We are largely dependent on the success of our energy traders to generate our revenues and one or more of our successful traders may leave our business. Our revenues are concentrated in our most successful traders.

        We are largely dependent on the success of our energy traders to generate our revenues. While we have employment agreements with our traders, we do not have any noncompetition agreements in place with these individuals. Accordingly, a trader may leave us and join a competitor at any time or engage in competitive activities. The loss of one or more of our most successful traders would have material and adverse affect on our results of operations, financial condition, and cash flows. If we are unable to hire replacement energy traders with comparable abilities to replace the traders who leave and our results of operations, financial condition, and cash flows suffer significantly as a result, the risks to noteholders described in this prospectus could intensify, including the risk that we may not be able to pay you interest and principal on the notes when such payments become due.

        Our future success will depend on our ability to continue to attract and retain highly qualified energy traders. We compete for such energy traders with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining current energy traders or in hiring or retaining qualified traders in the future. Our failure to attract new or retain existing energy traders could have a material adverse effect on our businesses. Further, 75% of our revenue in 2010 was generated by our top 5 most successful traders, and in 2011 our top 5 traders generated 70% of our revenue. The loss of any of these traders would have an immediate and potentially material adverse effect on our results of operations.

         We have been involved in protracted litigation with the HTS Parties and we have ongoing obligations related to the settlement of these disputes.

        We have been involved in protracted litigation with the HTS Parties arising from a dispute over, among other things, repayment of certain loans made by the HTS Parties to our subsidiaries. While we have settled our disputes through binding arbitration, we have ongoing obligations to the HTS Parties under the HTS Note. Failure to fulfill our obligations under the HTS Note could materially and adversely affect our business operations. See above "Risk Factors—Because we are subject to certain restrictions in a promissory note with a former member, our ability to pay the notes may be impaired."

         If we lose key personnel, our results of operations may be impaired.

        We are dependent on the services of our senior management because of their experience and knowledge of the industry and our business. The loss of one or more of these key employees could seriously harm our business. It may be difficult to find a replacement with the same or similar level of experience or expertise. Competition for these types of personnel is high, and we may not be able to attract and retain qualified personnel on acceptable terms. Failure to recruit and retain such personnel could adversely affect our business, financial condition, results of operations and planned growth.

        Our future operating results depend in significant part upon the continued service of our key energy traders, none of whom is bound by a noncompetition agreement. Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, and support personnel for our operations. We cannot assure you that we will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to adequately perform in his or her current position, or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flows.

         Our management has limited experience managing a public company.

        Our management team has operated our business as a privately owned limited liability company. With the exception of our chief financial officer, our management team has no prior experience managing a public company. We continue to develop control systems and procedures adequate to support a public company and this transition could place a significant strain on our management systems, infrastructure, overhead and other resources.

         If we are unable to successfully compete with our competitors for the best energy traders, our results of operations may be impaired.

        Given the nature of our business, we do not compete with other entities for market share. Instead, we compete with other entities to attract and retain the most qualified energy traders, who are the primary source of our revenue. Our competitors may have greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and greater ability than us to withstand losses. Our competitors may also be able to respond more quickly to new laws or regulations or emerging technologies than we can. Our energy traders may leave us at any time to join a competitor or compete directly on their own, which would have an adverse effect on our results of operations and cash flow.

        We may not be able to compete successfully against current and future competitors for the most qualified energy traders, and any failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flow.

         We need substantial liquidity to operate our business.

        We need substantial liquidity to operate our business. Our access to credit through commercial lenders is limited due to the nature of our business operations and our assets. We have historically funded our operations through borrowings under debt agreements with related and unrelated parties, and internally generated cash flows. Our results of operations, financial condition and cash flows have been and may continue to be adversely affected by the high interest rates we must pay in order to obtain private loans from related and unrelated parties. We may not be able to obtain sufficient funding for our future operations from such sources and we will be relying on sales of the notes to provide us with necessary liquidity.

         We may be unable to protect our intellectual property and proprietary technology effectively, including DataLiveTM, which may allow competitors to duplicate our technology and may adversely affect our ability to compete with them to obtain and retain the most qualified energy traders.

        In order to attract and retain the most qualified energy traders, we need to offer them access to technology resources that enable them to trade as successfully as possible. In particular, we have developed a proprietary technology known as DataLiveTM. To the extent that we are not able to protect our intellectual property effectively through patents, copyrights, contractual commitments with developers and employees, or other means, employees with knowledge of our intellectual property may leave and seek to exploit our intellectual property for their own or other's advantage.

         Our auditors have identified a material weakness in our internal controls and if we fail to institute and maintain effective internal control over financial reporting, we might not be able to report our financial results accurately or prevent fraud.

        To date, we have not established an effective system of internal controls and our auditors have identified a material weakness, principally due to a lack of qualified personnel. As a result, material audit adjustments were proposed and recorded in the Company's combined financial statements for the years ended December 31, 2010 and 2009. See "Management's Discussion and Analysis of Financial Condition, and Results of Operations—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure." It we do not take the steps needed to improve our internal controls, our ability to issue accurate financial statements and to prevent fraud would be adversely impacted. The process of instituting and maintaining appropriate internal controls will be costly and time consuming and may require significant attention from management. Failure to implement required, or new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations.

Risks Related to Our Industry

         Our results of operations may be impaired by incorrect market price forecasts due to human or computer errors, weather events, natural disasters, malicious parties, market inequities, terrorism, illiquidity or other market factors, which impact the final published settlement price.

        Our contracts are purchased at the prices determined by the market. Our traders buy in anticipation of being able to sell at a higher price. That sales price may be unexpectedly impacted by a number of factors beyond our control, resulting in a sale price lower than the purchase price we paid. Our contracts settle to quoted market prices published by the ISOs, RTOs or exchanges on which we trade. Internally prepared and externally obtained price forecasts that we rely on to execute trades may be incorrect due to human or computer errors, weather events, natural disasters, malicious parties, market inequities, terrorism, illiquidity or other market factors, which impact the final published settlement price. Incorrect price forecasts could result in trading losses, which could materially and adversely affect our results of operations, financial condition, and cash flows.

         Our results of operations may be impaired as the result of regulatory risks, including changes in the rules or regulations that impair our ability to operate in the markets or to realize revenue.

        We are subject to the jurisdiction of FERC, including the Federal Power Act, the U.S. Department of Energy with regard to the import and export of electricity, the CFTC with respect to energy derivative and option contracts, the Federal Trade Commission, the Canadian National Energy Board, the market rules and tariffs of the ISOs and RTOs of which we are a member (collectively "Regulators"), and the laws of the states and provinces in which we conduct business. At any time these rules and regulations could change in a manner that impairs our ability to operate in the markets, and subsequently impairs our results of operations, financial condition, and cash flows. At any time these Regulators may also affect a market resettlement, which could retroactively change the quoted market prices or fees assessed, which could have a substantial impact on our results of operations, financial condition, and cash flows.

         Our results of operations may be impaired as a result of a rogue trader.

        A determined individual could operate as a 'rogue trader,' acting outside our delegations, controls or code of conduct in pursuit of personal objectives that could be to the detriment of us, our members, and our creditors. In so doing, one of our traders could attempt to hide or create false transactions or income/losses for personal gain. Such activities could result in results of operations, financial condition, and cash flows, lawsuits against us, and regulatory intervention, the impact of which could materially, and adversely, affect our results of operations, financial condition, and cash flows.

         Shortcomings or failures in our systems, risk management methodology, internal control processes or people could lead to disruption of our business, financial loss, or regulatory intervention.

        We rely on our internal control systems and risk management methodologies to protect our operations from, among other things, improper activities by individuals within our organization. Shortcomings or failures in our systems, risk management methodology, internal control processes or people could lead to disruption of our business, financial loss, or regulatory intervention.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words making reference to future periods. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the "Risk Factors" section of this prospectus.

        If any of the events described in "Risk Factors" occur, they could have a material adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus, in mind. You should not place undue reliance on any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our notes and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

 USE OF PROCEEDS

        We expect to incur approximately $650,730 in initial expenses to offer the notes pursuant to this prospectus. The net proceeds we receive from this offering will be equal to the amount of the notes we sell, less our offering expenses. If all of the notes are sold, we would expect to receive approximately $49.35 million of net proceeds from this offering after payment of estimated offering expenses. The exact amount of net proceeds may vary considerably depending on how long the notes are offered and other factors. Also, we will not receive the net proceeds in a single closing, and will use the proceeds as we sell notes. We intend to use the net proceeds to fund trading activities and facilitate growth in existing and new markets, and for other general corporate purposes. Such other general corporate purposes may include the repayment of amounts owed under a promissory note payable to the HTS Parties, expenses related to our possible entry into the retail electricity market, including business acquisitions, as well as payment of general and administrative expenses. See "Business—Retail Electricity."

DISTRIBUTION POLICY

        Our subsidiaries have paid distributions on their membership units in the past. Any future determination to pay distributions will be at the discretion of our Board of Governors and will depend on various factors, including our results of operations, financial condition, capital requirements, contractual restrictions, outstanding indebtedness, investment opportunities and other factors that our Board of Governors deems relevant. The indenture governing the notes prohibits us from paying distributions to our members if there is an event of default with respect to the notes or if payment of the distribution would result in an event of default. The indenture also prohibits our Board of Governors from declaring or paying any distributions other than tax distributions if, in the reasonable determination of the Governors, the Company would have insufficient cash to meet anticipated redemption or repayment obligations.

        Separate from any such discretionary operating distributions, our Member Control Agreement requires our Board of Governors to make quarterly distributions of cash to our members based upon their respective ownership interests in the amount necessary to permit each member who is in the highest income tax bracket to pay all state and federal taxes on our net income allocated to such member. We are taxed as a partnership for income tax purposes, which means that all of our income (or loss) for each fiscal year is allocated among our members, who are then personally responsible for the tax liability associated with such income. We do not pay income taxes as a partnership but we do make tax distributions to our members, as described above, to cover their income tax liability attributable to our income.

        The following table sets forth historical information regarding equity distributions received by our members for the periods indicated:

	Nine Months ended September 30, 2011	Years ended December 31,
		2010	2009
Timothy S. Krieger	$1,683,594	$—	$1,177,928
Michael J. Tufte	418,741	—	1,070,705
David B. Johnson(1)	181,655	—	122,256
Former members as a group(2)	2,368,000	544,277	2,074,016

	$4,651,990	$544,277	$4,444,905

(1)
Consists of distributions paid to DBJ 2001 Holdings, LLC, an entity owned and controlled by Mr. Johnson.

(2)
Excludes distributions paid to Mr. Tufte, which are separately reflected in this table, even though as of January 1, 2012 he was no longer a member. Mr. Tufte's distributions are shown separately due to the fact that Mr. Tufte, as President of TCE, was a "named executive officer" in 2010 and, consequently, compensation information was provided for him in "Executive Compensation."

        On October 1, 2011, the HTS Capital, LLC capital account of $2,117,531 was closed out and transferred to the HTS Note. See "Business—Legal Proceedings—Litigation with the HTS Parties." On November 2, 2011, Mr. Krieger and Mr. Tufte each received distributions of $1,305,079.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the information under our audited annual and unaudited interim period combined financial statements and related notes and other financial data included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

        TCPH was formed as a Minnesota limited liability company on December 30, 2009. On December 31, 2011 as a result of the Reorganization, TCPH received all of the membership interests of TCP, CP, and TCE in exchange for issuing ownership interests in TCPH. Through these subsidiaries, we trade financial and physical electricity contracts in seven North American wholesale markets operated by ISOs and RTOs and in three exchanges: ICE, NGX, and CME.

        In general, our activities in these markets are characterized by the acquisition of electricity at a given location and its delivery to another. Our "financial" derivative transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while our "physical" transactions are settled by the delivery of the electricity itself. Management estimates that approximately 90% of our revenue is derived from financial transactions. Regardless of the market or contract type, non-rated participants such as TCP, CEF and TCE are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market.

        Our revenues are derived primarily from trading financial and physical electricity contracts. Revenues relating to trading activities are recorded based upon changes in the fair values of the related energy trading contracts, net of costs. Trading activities use derivatives such as financial and physical swaps, forward sales contracts, futures contracts and options, to generate trading revenues. The initial recognition of fair value and subsequent changes in fair value affect reported earnings in the period the change occurs. The fair values of those instruments that remain open at the balance sheet date represent unrealized gains or losses.

        In general, our trading activity is limited by the amount of "collateral," defined as the sum of cash and deposits in trading accounts, placed with market operators. Our primary costs in generating revenue are compensation of our energy traders as well as the interest expense of obtaining the capital necessary to post collateral.

        Salaries and wages consist of compensation paid to administrative officers and employees as well as our energy traders. These amounts include performance bonuses paid to energy traders, discretionary bonuses paid to employees and related payroll taxes.

        Trading tools and subscriptions consist primarily of amounts paid for subscriptions that provide weather reports and forecasting, electrical load forecasting, congestion analysis and other factors relative to electricity production and consumption.

        Professional fees consist of legal expenses, audit fees, tax compliance reporting service fees and other professional fees paid for outside consulting services.

        Other general and administrative expenses consist of rent, depreciation, travel and all other direct office support expenses.

 Key Metrics

        The Company's primary source of revenue consists of profits from trading. Trading profits result from the skills and abilities of the Company's traders, but are also affected by external forces, such as weather, rapid changes in weather conditions, and demand for power, all of which are unpredictable.

        Generally, the greatest opportunity for profitable trades occurs during periods of market turbulence, when the forecast for supply or demand is more likely to be inaccurate. This can be caused by weather volatility, production disruptions, incorrect weather forecasts, and other factors. When demand for energy is relatively stable, price variations tend to be small or non-existent. During periods of market turbulence, prices tend to be volatile, which give the Company's traders the opportunity to take advantage of such volatility.

        In addition, the Company's traders are limited in their capacity to trade by the amount of the Company's trading account and deposit balances, which are the amounts the Company is required to deposit with the markets and exchanges on which the Company's traders trade.

        Generally, the higher the trading balances, the greater the opportunity for the Company's traders to make profitable trades, thus increasing the Company's revenue. Accordingly, the Company's goal is to increase its trading balances and thus increase its trading profits, revenue and, ultimately, net income. Nonetheless, anomalies can occur. Even with lower trading capital balances, the Company could experience an increase in revenue if the Company's traders experience exceptional levels of trading profits. Conversely, even with higher trading capital balances, the Company could experience a decrease in revenue if the Company's traders experience unexpected levels of trading losses. In addition, trading physical energy requires greater capital than financial trades. By reducing physical trading and increasing financial trading, the Company's traders have a greater opportunity to make profitable trades, as well as to experience higher levels of losses. Historically, the Company's revenues have increased as trading capital balances have increased.

 Results of Operations

        The following table sets forth selected financial data for the periods indicated, which has been derived from the audited and unaudited combined financial statements included elsewhere in this prospectus:

	Years ended December 31,		Nine Months ended September 30, 2011
($ in thousands)	2010	2009	2011	2010
			Unaudited	Unaudited
Revenue, net	$44,305	$16,639	$37,470	$32,685

Operating expenses
Salaries and wages	22,991	12,339	18,072	15,831
Trading tools and subscriptions	2,110	2,011	1,098	1,686
Professional fees	2,138	1,017	1,859	995
Other general and administrative	2,631	1,948	2,442	1,858

Total operating expenses	29,870	17,315	23,471	20,370

Other income (expense)
Interest expense	(7,172)	(2,816)	(2,589)	(5,522)
Interest income	33	82	21	19
Gain (loss) on foreign currency exchange	(142)	397	(69)	29
Impairment—investment in unconsolidated entities	(610)	—	—	(144)
Impairment—note receivable, related party	(250)	—	—	—

Total other income (expense)	(8,141)	(2,337)	(2,637)	(5,618)

Income (loss) before income taxes	6,294	(3,013)	11,362	6,697
Provision for taxes	748	490	408	557

Net income (loss)	$5,546	$(3,503)	$10,954	$6,140

  Nine Months Ended September 30, 2011 and 2010

        Revenue, net.    For the nine months ended September 30, 2011, revenue increased by $4.8 million or 14.6% to $37.5 million compared to $32.7 million for the same period in 2010. Although our average trading capital balances decreased by $8.9 million to approximately $23.2 million for the nine months ended September 30, 2011 from $32.1 million for the same period in 2010, revenue increased due to a more efficient use of capital. The Company traded less physical electricity than financial; financial electricity trading requires significantly less capital than does physical. In addition, our traders' strategies netted more profitable trading results during this period.

        Salaries and wages.    For the nine months ended September 30, 2011, salaries and wages increased by $2.3 million or 14.2% to $18.1 million compared to $15.8 million for the same period in 2010. Salaries and wage changes are directly related to the Company's revenue performance, because our traders' compensation is directly related to trading revenue. As a percentage of revenue, total salaries and wages were 36.1% of revenue for the nine months ended September 30, 2011 compared to 33.5% of revenue for the same period in 2010. Offsetting the salaries and wage increase, we decreased our personnel from an average of 40 full time equivalents for the nine months ended September 30, 2010 to 34 for the same period in 2011.

        Trading tools and subscriptions.    For the nine months ended September 30, 2011, trading tools and subscriptions decreased by $588,000 or 34.9% to $1.1 million compared to $1.7 million for the same period in 2010. The average number of traders employed by the Company decreased to 21 for the nine months ended September 30, 2011 as compared to 25 for the same period in 2010, which decreased the need for trading tools and subscriptions.

        Professional fees.    For the nine months ended September 30, 2011, professional fees increased by $800,000 to $1.8 million compared to $1 million for the same period in 2010. The increase in professional fees was primarily due to $657,000 of legal fees incurred in 2011 related to the dispute with the HTS Parties, compared to $208,000 in legal fees incurred for the same purpose in 2010. The Company also incurred $133,000 of legal fees in 2011 in connection with the holding company reorganization and the preparation of this notes offering. In addition, the Company incurred $173,000 in legal fees in 2011 associated with defending the Company regarding disputes with former employees of our Canadian subsidiary.

        Other general and administrative.    For the nine months ended September 30, 2011, other general and administrative expenses increased by $600,000 to $2.4 million compared to $1.8 million for the same period in 2010. The increase in other general and administrative expenses for 2011 was principally due to a $500,000 reserve established in February 2011 for estimated expenses associated with a FERC investigation commenced on February 17, 2011. On November 23, 2011, FERC notified us that it had determined to take no further action with respect to this matter. We spent $53,000 in legal fees associated with this investigation and reversed the remaining $447,000 of the previously recorded reserve in the fourth quarter of 2011.

        Other income (expense).    Other expense decreased by $3.0 million to $2.6 million for the nine months ended September 30, 2011 compared to $5.6 million for the same period in 2010. As the principal component of other expense, interest expense decreased by $2.9 million to $2.6 million for the nine months ended September 30, 2011 from $5.5 million for the same period in 2010. The interest expense decrease was attributed to a $28.4 million reduction of outstanding notes payable from 2010 compared to 2011. Foreign currency exchange expenses generally increased as exchange rates for Canadian dollars increased from approximately $0.97 in 2010 to $1.02 by the end of September 2011. In addition, we incurred an impairment charge of $144,000 in 2010 for an estimated loss on an investment in an unconsolidated entity.

        Provision for taxes.    The tax provision is directly related to foreign income taxes associated with the Company's Canadian subsidiary, CAN. The decrease in taxes is attributed to a decrease in profits for CAN.

  Years Ended December 31, 2010 and 2009

        Revenue, net.    For the year ended December 31, 2010, revenue increased by $27.7 million or 166.3% to $44.3 million compared to $16.6 million for the same period in 2009. The revenue increase is due to two factors. First, trading capital balances increased from an average of $19.6 million in the first quarter of 2009 to an average of nearly $32.0 million by the third quarter of 2009 and thereafter an average of $32.1 million for full year 2010. This resulted in a year over year increase of revenue. Also, compared to 2010, revenue for 2009 was substantially impacted by negative revenue of $2.2 million realized during the last four months of 2009. 2009 was an unusual year in which—according the U.S. Department of Energy—demand for energy declined in all sectors for only the second time since 1949. This caused lower market volatility in certain markets we participate in, which generally negatively impacts trading activities.

        Salaries and wages.    For the year ended December 31, 2010, salaries and wages increased by $10.7 million or 86.3% to $23.0 million compared to $12.3 million for the same period in 2009. The total number of employees increased from 25 in the first quarter of 2009 to 40 by the end of 2009 and remained at 40 for the balance of 2010. The Company's traders are compensated with annual salaries and bonuses that range from 10% to 45% of their net profits. As a percentage of revenue, total salaries and wages declined to 37.3% of 2010 revenue from 45.4% of 2009 revenue, due in part to the negative revenue of $2.2 million realized during the last four months of 2009.

        Trading tools and subscriptions.    For the year ended December 31, 2010, trading tools and subscriptions increased by $99,000 or 4.9% to $2.1 million, compared to $2.0 million for the same period in 2009. The cost of trading tools and subscriptions generally follows the number of traders employed by the Company. The average number of traders employed by the Company was 25 for the full year 2010 as compared to an average of 22 during 2009.

        Professional fees.    For the year ended December 31, 2010, professional fees increased by $1.1 million to $2.1 million compared to $1.0 million for the same period in 2009. The increase in professional fees was largely due to approximately $948,000 of legal expenses incurred in 2010 related to a dispute with the HTS Parties.

        Other general and administrative.    For the year ended December 31, 2010, other general and administrative expenses increased by $683,000 to $2.6 million compared to $1.9 million for the same period in 2009. The increase in other general and administrative expenses was principally due to the following factors. First, consulting expenses were higher by $334,000 because the Company operated a small consulting subsidiary for a full year in 2010 versus 6 months in 2009. That subsidiary, Vision Consulting, LLC, is no longer active. Second, rental expenses increased by $107,000 in 2010 compared to 2009. Third, depreciation expenses were $82,000 higher in 2010 compared to 2009. Lastly, the remainder of the increase was due to general increases in expenses associated with the Company's growth.

        Other income (expense).    Other expense increased by $5.8 million to $8.1 million compared to $2.3 million for the same period in 2009. As the principal component of other expense, an interest expense increase was attributed to higher debt levels outstanding for full year 2010 at higher rates of interest. Foreign currency exchange losses generally increased as exchange rates for Canadian dollars increased from an average of $0.88 for 2009 to an average of $0.97 by the end of 2010. In addition, the Company experienced one-time impairments in 2010 aggregating $860,000.

        Provision for taxes.    The tax provision is directly related to foreign income taxes associated with the Company's Canadian subsidiary. The increase in taxes was attributed to an increase in profits for CAN.

Liquidity and Capital Resources

        The following table is presented as a measure of our liquidity and financial condition:

	September 30, 2011 (Unaudited)	December 31, 2010
Cash	$1,710,229	$3,853,588
Trading accounts and deposits	16,701,134	36,188,303
Notes payable	4,945,000	33,295,000
Members' equity	6,950,719	864,128

Cash Flows

        The table below summarizes our primary sources and uses of cash for the nine months ended September 30, 2011 and 2010, and for the years ended December 31, 2010 and 2009. We have derived the summarized statements of cash flows from the audited and unaudited combined financial statements included elsewhere in this prospectus.

	Years ended December 31,		Nine Months ended September 30,
($ in thousands)	2010	2009	2011	2010
Net cash provided by (used in) operating activities	$6,554	$(15,896)	$30,985	$6,939
Net cash used in investing activities	(398)	(56)	(173)	(299)
Net cash (used in) provided by financing activities	$(3,799)	$16,605	$(33,002)	$(3,294)

        We require a significant amount of cash to maintain collateral with the trading markets in which we operate, which in turn allows us to trade in those markets and generate revenues. As such, our working capital is largely invested in trading accounts and deposits. Our capital expenditure requirements are nominal, being limited to computer and office equipment, software, and office furniture. Therefore, in any given reporting period, the amount of cash consumed or generated will primarily be due to changes in working capital.

        Historically, the Company's working capital requirements have been funded by notes payable and operating profits. During 2009, the Company financed significant capital growth with new debt aggregating $21,900,000 (all derived from related parties). The new debt was partially used to finance $15,896,000 in operating activities, including a net loss of $3,503,000, a $10,728,000 increase in trading accounts and deposits, as well as other changes in working capital. In addition, the new debt was used to make $4,445,000 in distributions to members and make an $850,000 reduction in notes payable. At that point in time, all of the outstanding debt was owed to two related parties (including $30,800,000 owed to the HTS Parties), with the exception of $3,750,000 due to two unrelated parties.

        During 2010, the Company generated $6,554,000 in cash from operating activities, primarily from $5,546,000 in net income. We also used $3,799,000 for financing activities that included a $3,255,000 reduction in notes payable and $544,000 in distributions to members. Of those amounts, we reduced the HTS Parties' debt by $2,250,000 and made a $543,377 distribution to the HTS Parties.

        Ultimately, the Company repaid all of its $30,800,000 outstanding debt to the HTS Parties, with $2,250,000 repaid in 2010 and the remaining balance being paid with several payments during 2011, the last of which was made on July 1, 2011. Pursuant to an arbitration decision, the remaining amounts due to the HTS Parties for unpaid interest, legal fees and other expenses, were converted into a $5,829,017 note payable dated October 1, 2011. The HTS Note is due in quarterly installments over a three year period.

        The Company's ability to grow is directly related to its ability to raise cash through profits and new borrowing. If we should incur significant losses from operations in a short period of time, we would be forced to cover those losses through reductions in our collateral accounts. Such actions would have a detrimental effect on the Company.

        The Company is dependent on existing cash, profitable operations and/or the results of this offering to make the quarterly principal and interest payments due under the HTS Note. If we fail to make the quarterly payments when due, the HTS Parties have the option to declare the unpaid principal balance of the HTS Note and all accrued interest thereon to be immediately due and payable. The Company has no significant capital expenditure commitments other than its various leases for office space. We believe we have sufficient cash on hand, coupled with anticipated cash generated from operating activities and the proceeds from this offering to meet our operating requirements for at least the next twelve months.

  Cash Flows for the Nine Months Ended September 30, 2011

        The Company had $1,710,000 of cash as of September 30, 2011. During the nine months ended September 30, 2011, we generated $30,985,000 in cash from operating activities that included $10,954,000 in net income, a decrease of $19,225,000 in trading accounts and deposits as well as other changes in working capital.

        During the nine months ended September 30, 2011, we borrowed $400,000 from an existing unrelated creditor and reduced our notes payable by $28,750,000, most of which was paid to the HTS Parties. In addition, we made $4,652,000 in distributions to our members. Subsequently, on November 2, 2011, we made another aggregate distribution of $2,610,158 to the Company's members.

Debt Financing

        As of September 30, 2011, we had total borrowings outstanding under various notes, as follows:

Loan Agreement, dated September 1, 2006, third party, accruing interest at 20%. The loan is payable on demand with 90 days notice, and is subject to certain covenants.	$2,000,000
Loan Agreement, dated April 1, 2008, third party, accruing interest at 20%. The loan is payable on demand with 90 days notice, and is subject to certain covenants.	745,000
Note payable, dated April 8, 2011, third party, accruing interest at 20%. The loan is payable on demand or on December 31, 2012.	200,000
Loan Agreement, dated July 16, 2009, related party, accruing interest at 15%. The loan payable on demand with 30 days notice and is secured by all cash, accounts receivable and other assets of TCP.	2,000,000

Total:	$4,945,000

        The Company executed a promissory note, dated October 1, 2011, for $5,829,017, representing all of the amounts due to the HTS Parties resulting from the arbitration award. The Company is required to make quarterly payments of principal plus interest at 15% per annum until maturity on October 1, 2014. The first quarterly payment was made on December 30, 2011. If we are late in making a required quarterly payment on the HTS Note, on the first occasion we will have only two days to cure such a payment default, and on the second occasion, we will have no cure period. If we fail to make a payment on any due date, or within the limited cure period just described, or if we breach other provisions of the HTS Note, the HTS Parties have the right to declare the unpaid principal balance of the HTS Note, and all accrued interest thereon, to be immediately due and payable. Payment on the notes issued in this offering is expressly subordinated to payment of the HTS Note. If payment on the HTS Note is accelerated, our profits from operations may not be sufficient to cover such payment and our other obligations, and we may need to seek additional financing. If we are unable to obtain such additional financing, or obtain it on satisfactory terms, our business, financial condition and prospects will be materially and adversely affected, and noteholders could experience the loss of their entire investment.

        On January 1, 2012, the Company issued a promissory note in the amount of $560,000 payable to Michael Tufte as partial payment of the purchase price for the redemption of his units in TCPH. This note does not bear interest by its terms, and the principal is payable in equal monthly installments of $10,000, which began on January 1, 2012 and continue through and including December 1, 2014. A final payment of $200,000 is due on January 1, 2015. This note is subordinate to the HTS Note.

 Critical Accounting Policies and Estimates

  Revenue Recognition and Commodity Derivative Instruments

        The Company's revenues are derived from trading financial and physical energy contracts. These contracts are marked to fair value each period in the combined balance sheets and revenues are recorded based on realized and unrealized gains and losses on such contracts, net of costs. These transactions are shown as operating activities in the combined statements of cash flow.

        The Company's trading activities use derivatives such as financial and physical swaps, forward sales contracts, futures contracts and options to generate trading revenues. The Company's contracts with the ISOs, RTO's, ICE and NGX permit net settlement of contracts by the various exchanges, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying combined balance sheets. All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Substantially all the company's revenues are generated by these trading activities.

  Profits Interest Payments

        Class B members of SUM and CEF are entitled to a profits interest, as defined in their member control agreements. Profits interests are recorded as expense during the period earned and classified as accrued compensation on the balance sheet. The Company considered the following characteristics of Class B members in determining that their profits interests are compensatory in nature. Class B members are not required to make a financial investment and therefore have no risk of loss. As a result, Class B members are not subject to the risks and rewards of equity ownership. Class B members have neither voting rights nor ownership interest beyond their profits interest. Management's intent in providing a profits interest is to allow the Class B member to share in profits of the entity during employment as defined in the member control agreement. In addition, the termination rights of Class B members are clearly defined as nominal in the member control agreement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Effective on December 2, 2010, we terminated the services of our principal independent public accountant, Cummings, Keegan & Co., PLLP ("CK & Co.") of Minneapolis, MN. CK & Co. had been the Company's independent public accountant since 2008. The Company dismissed CK & Co. in order to engage the services of an independent registered public accounting firm in anticipation of this offering. We are not aware of any disagreements with CK & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of CK & Co., would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

        The change in auditor was recommended and approved by the boards of governors of our subsidiaries, prior to the formation of our board and the creation of the audit committee. Any future change would be recommended, considered and approved by our audit committee.

        CK & Co.'s report on our combined financial statements for the year ended December 31, 2009, which was originally dated November 22, 2010, was reissued on December 19, 2011, and included an explanatory paragraph related to the Company's correction of an error related to the recording of accrued distributions and clarification of certain accounting policies.

        Except as discussed in the preceding paragraph, we are not aware of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) that have occurred during the two most recent fiscal years and the interim period preceding the dismissal of Cummings, Keegan & Co., PLLP.

        On December 21, 2010, the Company engaged the firm of Baker Tilly Virchow Krause, LLP to perform an audit of our combined financial statements for the year ending December 31, 2010 and to perform a reaudit of our 2009 combined financial statements. Prior to the retention of Baker Tilly Virchow Krause, LLP, neither the Company nor anyone acting on the Company's behalf consulted Baker Tilly Virchow Krause, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's combined financial statements, or any other matters or reportable events listed in Items 304(a)(1)(iv) and (v) of Regulation S-K.

BUSINESS

Our Company

        Effective December 31, 2011, the members of TCP, CP, and TCE each contributed all of their ownership interests in TCP, CP, and TCE to TCPH in exchange for ownership interests in TCPH. The result of this reorganization is our current holding company structure, with TCPH now being the sole member of each of TCP, CP, and TCE.

Overview

        We are an energy trading firm, trading primarily in electricity. Through our subsidiaries, we trade financial and physical electricity contracts in seven North American wholesale markets operated by ISOs and RTOs and in three exchanges: ICE, NGX, and CME.

        In general, our activities in the markets administered by the various ISOs and RTOs are characterized by the acquisition of electricity at a given location and its sale at another. Our "financial" derivative transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while our "physical" transactions are settled by the delivery of the electricity itself. Management estimates that approximately 90% of our revenue is derived from financial transactions.

        The financial contracts we trade in the ICE, NGX and CME markets are electricity, natural gas, and oil derivatives, but we primarily trade electricity. We often hold an open interest in these contracts overnight or longer. These financial transactions are chiefly regulated by the CFTC.

        The ISO- and RTO-traded financial contracts are also known as "virtual trades." ISO and RTO markets are regulated by the FERC. We have open virtual trades outstanding overnight and they settle the next day.

        We also trade physical electricity contracts in certain North American ISO and RTO markets. These physical contracts are trades in which we buy electricity from one ISO or RTO market and sell the electricity to another.

Business Strategies

        We believe that the physical infrastructure of the North American electrical grid provides arbitrage trading opportunities and we expect these opportunities will remain in place for the long term. We created a proprietary software system, DataLiveTM, that allows us to summarize thousands of data points into decision support tools. We believe this system assists our energy traders in achieving more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk.

        Our business model incorporates the following key elements:

  •
  Minimize market risk by trading principally instruments with terms of one week or less;

  •
  Minimize credit risk by trading primarily in regulated markets with a centralized counterparty, which may also be described as cleared markets;

  •
  Maximize return on capital deployed through position and VaR limits; and

  •
  Employ primarily experienced traders.

 How We Trade

        The illustrations on this page show the types of trades we make in ISO and RTO markets. We estimate that approximately 90% of our revenue is derived from financial derivative transactions.

Purchasing Financial Power (Virtual)	Selling Financial Power (Virtual)

Seasonality

        Our businesses generally do not experience seasonality.

 Market Participation

        We operate in the following ISOs and RTOs: PJM Interconnection ("PJM"), Midwest Independent System Operator ("MISO"), New York Independent System Operator ("NYISO"), ISO New England ("ISO-NE"), Independent Electricity System Operator ("IESO"), California Independent System Operator ("CAISO"), and Electric Reliability Council of Texas ("ERCOT").

Copyright © ISO/RTO Council, all rights reserved.

        We also transact on the ICE, NGX, and CME exchanges.

Market Risk Management

        Although we believe the trading strategies we employ provide protection from excessive losses due to the focus on very near-term markets, wholesale electricity markets can be volatile. Our market risk management policy establishes certain risk measurements and trading limits. The Board has established a Risk Management Committee, which has responsibility for overseeing the risk function and setting risk limits. Each of our operating subsidiaries has separate risk limits. If at any time the accumulation of all entities' positions are more than the "global limit" set, our risk managers have the authority to take market positions opposite to those of our traders to hedge our risk. To date, we have not had such a situation. No assurance can be given, however, that our risk management procedures will actually enable us to prevent losses.

        Position Limits.    Each trading group, meaning the energy traders within one of our individual subsidiary operating companies, is required to stay within intra-day position limits as established based on daily and intra-day volatility for the market in question.

        Stop Loss.    Each position has a stop loss limit set by our management. When a loss at this level is attained, the trading group must close the entire position immediately, ideally within one trading hour.

        Value-at-Risk.    Each trading group has a VaR limit. Our daily VaR model is based upon log normal returns calculated from the latest 30 business days of prices at the 95% confidence level, or 1.645 standard deviations, with a one day liquidity assumption. VaR is calculated daily, using positions updated to the close of business on the previous day and historical data captured up to and including the previous business day. The histories used are ideally those of the instrument held; however, in the cases where those prices are unavailable, benchmarking is used. The calculation will always use the market value of the position, not its cost. In the case where the liquidity of a position is greater than one day, i.e., it will take more than one day to close out the position, VaR will be multiplied by the square root of the average days to liquidate the position in a stressed market.

        Stress Testing.    Stress testing is intended to capture extreme, but plausible, market conditions in order to anticipate potential losses. Each trading group has a stress test limit established. Stress testing uses a single scenario consisting of projected values for applicable risk factors at the end of the horizon. Based on these values, the portfolio is marked-to-market at these stressed prices. We use the largest five day percent change in the last 4 years for each position and apply it to the current market price. Our positions are then marked-to-market based on these stressed prices.

Credit Risk Management

        Like other non-rated participants, we are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market. Accordingly, we have cash deposits in collateral accounts at various ISOs and RTOs and the ICE. We maintain cash balances in brokerage accounts that facilitate our trading activities. All of these accounts are uninsured.

        Our credit policy calls for annual and quarterly reviews of each investment-grade and below-investment-grade counterparty, respectively. All counterparties may also be reviewed on an irregular basis if new information is received. Since we do not trade bilaterally, our only credit exposures are to the ISOs and RTOs in which we participate and the ICE, NGX, and CME clearing agents.

        Most ISOs and RTOs have a mechanism known as "uplift," whereby any credit losses are allocated to all market members based on their level of participation. This minimizes the possibility of a market operator experiencing credit losses, as they otherwise operate as profit-neutral entities. Historically, we have not had a participation level of greater than 1.0% in any ISO or RTO market. Exposure to credit losses of the clearing agents is fully collateralized by the positions of their members and they do not uplift any credit losses.

        Our credit review includes, but is not limited to, a review of financial statements, rating agency reports, and other pertinent indicators of credit strength. Each potential counterparty is subject to an initial credit review in order for us to determine creditworthiness and, if appropriate, to establish an unsecured credit limit. In addition, we will perform follow-up credit reviews based on the below schedule. If a guaranty is being utilized to establish credit, the guarantor will be evaluated and the unsecured credit limit will be granted based on the financial strength of the guarantor.

	Follow-up review frequency	Credit scoring required
Rated Entities
Investment grade	Annually	No
Sub-investment grade	Quarterly	Yes
Non-Rated Entities
Investment grade equivalent	Annually	Yes
Sub-investment grade equivalent	Quarterly	Yes
ISOs and RTOs	Annually	No

        The following persons have the authority to approve credit:

Title	Approval Limit
Chief Risk Officer	$10,000,000
CEO	unlimited

Competition

        Given the nature of our business, we do not compete with other entities for market share. Instead, we compete with other entities to attract and retain the most qualified energy traders, who are the primary source of our revenue. In our industry, the ability to employ and retain experienced, successful energy traders is paramount to having a successful and profitable business operation. We believe our compensation structure and flexible policy regarding working from regional locations near the traders' preferred residences enable us to attract and retain highly qualified traders. In addition, we believe our proprietary software system, DataLiveTM, enhances our traders' success.

        Unlike many of our competitors, TCP has market based rate authority under the rules and regulations of FERC. Market based rate authority allows us to trade physical electricity in the United States.

Retail Electricity

        Management has identified a potential opportunity to diversify our operations by entering into the retail electricity market. There are several "unregulated" markets throughout the United States that allow private entities to sell electricity directly to end-users, particularly in the eastern United States. We believe this provides us with an opportunity to leverage our knowledge of wholesale energy markets to enter into a new space within the energy business.

        We intend to take the initial steps necessary to launch this venture in the first half of 2012. This business will require capital investment and time to be expended by our executives and employees, and may result in one or more acquisitions of companies already involved in the retail electricity market. In that regard, we are currently considering an acquisition of a relatively small retail electricity business and have engaged an advisory firm to assist us in locating other potential acquisition opportunities. We may need to hire additional personnel in order to grow the retail electricity business. We have no prior experience in the retail electricity market and can give no assurance that this new initiative will be successful.

Intellectual Property

        We have developed a proprietary software system, DataLiveTM, which allows us to summarize thousands of data points into decision support tools for our energy traders. We believe this system results in more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk. We have not applied for patent or copyright protection with respect to such system, but we do protect this through confidentiality and noncompetition agreements with our employees. We have also developed a proprietary risk management database known as the SQL Database, which delivers price data to our risk managers.

        We employ one full time software engineer who develops software tools for our traders. In 2009 and 2010, we spent approximately $317,000 and $235,000, respectively, on research and development of DataLiveTM.

 Personnel

        As of February 1, 2012, we employed 34 persons, including 21 electricity traders, 2 risk managers and market analysts, and 11 executives and administrative personnel. We have 33 full-time and 1 part-time employees. We do not employ any unionized labor. We have entered into employment agreements with all of our traders and most of our administrative employees. We also have two independent consultants under contract.

        To attract and retain qualified personnel, particularly traders, we employ a competitive compensation system that incorporates dedicated capital and a payout of approximately 35-40% of net revenues after accounting for capital costs. We also have a policy of not requiring traders to relocate. Instead, we have invested in centralized trading platforms and strong risk management disciplines. Consequently, traders can live where they want. Traders are, however, responsible for covering their expenses before sharing in the profits of their trading activities. This strategy also provides them with a sense of being responsible for the success of their own individual trading activities. While we can make no assurances, we believe these policies will help us to retain the successful energy traders who are so vital to our operations and success.

        Other employee benefits available through, or paid by, us include medical and dental insurance, a 401(k) plan, employee-managed time off, and holiday pay.

Facilities

        We currently lease office space at six locations, including our corporate headquarters in Lakeville, Minnesota. We do not engage in any production or manufacturing activities, and we do not have any environmental issues related to our energy trading operations.

        The following table summarizes key terms of the various leases for office space.

Location	Square Footage	Expiration Date	Monthly Rent	Personnel at Location
Lakeville, MN	8,333	10/31/2016	$10,416	17
East Windsor, NJ	1,150	9/30/2013	$2,289	3
Tulsa, OK	2,057	2/28/2013	$3,770	6
Carlsbad, CA	1,967	8/31/2015	$5,527	3
Calgary, Alberta Canada	2,308	2/28/2013	$8,270	2
Newtown, PA	1,355	12/31/2012	$1,797	3

        The Company is also obligated to pay $400 per month under a verbal month-to-month lease in Wellesley, Massachusetts, which began in November 2011.

        Effective June 23, 2011, the lessor of our headquarters in Lakeville, Minnesota is a related party. "See Certain Relationships and Related Party Transactions—Real Estate Lease."

Legal Proceedings

  FERC Investigation

        In July 2011, FERC initiated a non-public formal investigation into power scheduling and trading by TCE and its affiliates in the Midwest Independent Transmission System Operator, Inc. ("MISO") exchange. FERC is investigating the scheduling and trading in MISO for the period from January 1, 2010 through May 31, 2011. In January 2012, FERC expanded the investigation to cover trading activities in additional ISO and RTO markets. In addition to the expense of legal fees, depending on the investigation outcome, we may be liable for potential disgorgement of profits and possible civil penalties. Since this investigation is in its nascent stages, we are unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense. The Company will expense all costs associated with this investigation as they are incurred.

  Litigation with the HTS Parties

        Between 2006 and 2010, TCP borrowed a total of $30.8 million from Robert O. Schachter ("Schachter") and his affiliated entities, HTS Capital, LLC ("HTS") and Clearwaters Capital, LLC ("CCL"). Schachter, HTS, and CCL are collectively referred to as the "HTS Parties." The proceeds of these loans were used to fund working capital. Effective January 1, 2010, the 11 notes totaling $30.8 million owed to the HTS Parties were modified subject to an Interim Agreement, which, among other things, modified the interest rate on all HTS Parties' notes to 20% per annum, made all borrowers jointly and severally liable for the obligations of each other, and provided that an event of default under one note would be deemed an event of default under all notes. Shortly thereafter, the HTS Parties gave us notice on May 6, 2010 that full payment was due in 90 days. While we did miss one quarterly interest payment due under the individual notes and loan agreements, we nonetheless believed that the HTS Parties had breached the Interim Agreement by calling for full payment. Lawsuits and counterclaims were filed by the HTS Parties and us regarding this matter, and we continued to operate in a disputed environment until we and the HTS Parties agreed to binding arbitration in March 2011.

        On March 11, 2011, we entered into a Binding Mediated Settlement Agreement ("Settlement Agreement") with the HTS Parties. Under the Settlement Agreement, we agreed to pay all of our remaining indebtedness, $28,550,000, due to the HTS Parties at specified times during 2011. The Settlement Agreement provided, among other things, for our purchase and redemption of HTS' 38% membership interest in each of TCP, TCE and CF. The Settlement Agreement also provided for binding arbitration for any remaining disputed matters and directed the parties to prepare additional documentation that would more fully express the agreements and understandings reached during the mediation process. To that end, the parties executed a more formal Settlement Agreement ("Revised Settlement Agreement") on May 11, 2011. Among other things, the Revised Settlement Agreement subjected us to certain covenants and restrictions on our business while final payment to the HTS Parties was pending.

        We made all of the required payments under the Revised Settlement Agreement. All amounts owed to the HTS Parties as of September 30, 2011, as determined in arbitration, including their remaining capital account balance, unpaid interest, and legal fees, were converted into a new promissory note dated October 1, 2011 with a principal balance of $5,829,017. We are required to make quarterly payments of principal plus interest at 15% per annum until maturity on October 1, 2014.

  Former Employee Litigation

        On February 1, 2011, the Company commenced a major reorganization of its office located in Calgary, Alberta Canada. All employees were terminated effective that date with several employees being rehired in the subsequent days. Three former employees commenced legal proceedings and brought three separate summary judgment applications seeking damages aggregating $3,367,000 for wrongful dismissal and payment of outstanding performance bonuses. The Company has filed counterclaims aggregating $3,096,000 against two of the former employees for losses suffered as a result of the freezing of certain bank accounts leading to an inability to conduct trades, for inappropriate expenses and other related matters. Two of three applications were dismissed and liability, if any, as it relates to these two matters will be determined in the regular course of litigation. One of the three applications was allowed, however the amount of damages, as it relates to liability, if any, will require an assessment by a Judge in the Court of Queen's Bench. The Company has appealed the allowed application.

        Additionally, one former employee sought and obtained an injunction to freeze certain bank accounts owned and/or utilized by CAN to transact on the Natural Gas Exchange. Although the injunction was set aside, another former employee obtained an attachment order and approximately $1,833,000 is currently held in trust. The Company is appealing the granting of the attachment order to the Alberta Court of Appeal.

        As of December 31, 2010, the Company has accrued $1,359,000 for all bonuses earned and unpaid for 2010 by the terminated employees and included those amounts in accrued compensation. An additional $964,000 was accrued in 2011 for all bonuses earned and unpaid for 2011 by the terminated employees. Although it is management's opinion that settlement of litigation arising as a result of this reorganization will not have a material effect on the financial position, results of operations or liquidity of the Company, it is at least reasonably possible that the Company's assessment of the litigation could change within one year of the date of the financial statements by an amount that could be material.

Regulatory Matters

        We are required to comply with the rules and regulations of FERC, the U.S. Department of Energy with regard to the import and export of electricity, the CFTC with respect to energy futures contracts, the Federal Trade Commission, the Canadian National Energy Board, the market rules and tariffs of the ISOs and RTOs of which we are a member, and the laws of the states and provinces in which we conduct business. We believe we are fully compliant with all regulations. We conduct annual compliance training in an effort to maintain such compliance.

        In addition to regulating our operations, FERC regulations also require us to make certain filings and applications for FERC approval prior to certain changes in our governance and ownership.

MANAGEMENT

Governors and Executive Officers

        Pursuant to the terms of our Member Control Agreement, our affairs are managed by a board of governors. Our governors hold office until the election and qualification of their successors. Officers, also referred to as managers under our Member Control Agreement, are elected by the board of governors and serve at the direction of the board of governors. Our governors generally serve the same role as directors do for corporations.

        The following table lists our executive officers, key employees and governors:

Name	Age	Position
Timothy S. Krieger	46	Chairman of the Board of Governors
		Chief Executive Officer
		President
Dale H. Johnson(1)	67	Chief Financial Officer
Keith W. Sperbeck	39	Secretary and Vice President—Operations
Stephanie E. Staska(1)	29	Vice President—Risk Management and Chief Risk Officer
David B. Johnson(1)	58	Governor

(1)
Member of the risk management committee

        Timothy S. Krieger has served as the Chairman of the Board, Chief Executive Officer and President of TCPH since December 21, 2011, and prior to that served as the only officer and governor of TCPH since it was formed in December 2009. Mr. Krieger also serves as the CEO/President and a governor for all of our direct and indirect subsidiaries. Mr. Krieger has served in such capacities at TCP and CF since the inception of each, in 2006 and 2008, respectively. Until January 1, 2010, Mr. Krieger was a governor, co-founder, and the Secretary and Treasurer of Fairway Dairy & Ingredients, LLC ("FDI"), a buyer and seller of dairy commodities, and FDI's affiliates. Mr. Krieger graduated from Iowa State University in 1989 with a BBA in marketing. The principal qualifications that led to Mr. Krieger's selection as a governor include his extensive experience with the Company and its business, including serving as the Chief Executive Officer of TCPH and our subsidiaries, TCP and CP, since they were formed.

        Dale H. Johnson, CPA (inactive), was appointed Chief Financial Officer of TCPH on December 21, 2011, and previously served in that role for TCP from April 2, 2010 through February 1, 2012. Prior to joining the Company as a consultant serving as Chief Financial Officer, Mr. Johnson was a consultant to various businesses. Mr. Johnson served as the Chief Financial Officer of Angeion Corporation, a publicly traded medical device company, from January 2000 to January 2008 and he served as Chief Financial Officer of Medical Graphics Corporation from March 1997 to December 1999. Angeion Corporation purchased Medical Graphics Corporation in December 1999 and Mr. Johnson continued to serve as Chief Financial Officer of Angeion Corporation. Mr. Johnson holds a B.A. in Economics and Accounting from St. John's University and is a Certified Public Accountant (inactive).

        Keith W. Sperbeck was appointed Secretary and Vice President of Operations of TCPH on February 1, 2012, and has been employed by TCP since April 2009 as Vice President of Operations. Mr. Sperbeck was also elected as the Treasurer and Secretary for all of our subsidiaries on February 1, 2012. From February 2004 to April 2009, he was employed by Citizens Bank Minnesota as a Vice President with responsibility for commercial lending, branch operations, and employee development.

        Stephanie E. Staska was appointed Vice President of Risk Management and Chief Risk Officer of TCPH on February 1, 2012, and has been employed by TCP since August 2008 in the same role. From

September 2004 to August 2008, she was employed by Cargill, Inc., a global commodity trading concern and the 2nd largest private company in the United States, serving most recently as a Senior Risk Analyst within the trade and structured finance and corporate treasury functions from November 2006 to August 2008. Ms. Staska attended the Carlson School of Management at the University of Minnesota and received her MBA in December 2007 and her BSB in actuarial science in May 2003.

        David B. Johnson has served as a governor on the board of governors of TCPH since December 21, 2011. Mr. Johnson is currently Chief Executive Officer of Cedar Point Capital, LLC, a private company that raises capital for early stage companies, a position he has held since May 2007. Prior to forming Cedar Point, he served as a Managing Director of Private Placements at Stifel, Nicolaus & Company, an investment banking firm headquartered in St. Louis, MO, beginning in December 2006 when Stifel purchased Miller Johnson Steichen Kinnard, Inc., an investment banking firm specializing in high-tech, medical device and other start-up and growth companies, headquartered in Minneapolis, MN, of which Mr. Johnson was a founder, and lastly served as Chief Executive Officer. Mr. Johnson graduated from Augsburg College in Minneapolis, MN in 1973 with a BS in business. The principal qualifications that led to Mr. Johnson's selection as a governor include his experience with growth companies and companies that undergo initial public offerings.

Board Composition and Election of Governors

        Our board of governors currently consists of two members. All governors serve for an indefinite term until the election and qualification of their successors. Prior to the effective date of the registration statement to which this prospectus relates, we expect that the members will increase the size of the board and elect at least two additional governors who will be independent, as defined by the applicable rules of The Nasdaq Stock Market. While we will not be applying for listing on Nasdaq or any other securities exchange or market, we have chosen to apply Nasdaq's independence standards in making our determination of independence.

Board Committees

        Our board of governors has established a risk management committee. Prior to the effective date of the registration statement to which this prospectus relates, our board of governors intends to form an audit committee and a compensation committee.

  Risk Management Committee

        The members of our risk management committee ("RMC") are David Johnson, Stephanie Staska, and Dale Johnson. Ms. Staska is the Chief Risk Officer and Secretary of the RMC. The RMC is responsible for developing and ensuring compliance with risk policies for measurement and oversight of risk. The RMC reports to the board of governors.

        The RMC is responsible for setting risk policies and standards for risk measurement and ensuring that risk policies, strategies, procedures and controls are fully documented and communicated. It also oversees and reviews the risk management process and infrastructure and is responsible for keeping the Board of Governors and the Audit Committee informed of all risk management activities. The RMC also has the following responsibilities:

  •
  guide management in risk policy development and adopt, subject to Board approval, the risk policies, restrictions and limitations of the Company and its traders;

  •
  guide development in risk appetite, limits setting and exception protocols;

  •
  develop and gain consensus of risk management policy, strategy, appetite and roll-out plans;

  •
  develop and guide in the implementation of risk management and measurement approaches;

  •
  approve resource requirements;

  •
  evaluate risk responsiveness of the organization's risk events;

  •
  communicate risk management progress and successes to the Board;

  •
  monitor and fine-tune risk management processes as required;

  •
  identify data and information system requirements to support risk management function;

  •
  contemporaneously communicate to the Board any risk profile changes;

  •
  monitor corporate compliance with risk limits and policies and report to Board on compliance; and

  •
  indentify gaps in existing policies, systems, and procedures.

  Audit Committee

        Once formed, our audit committee will consist entirely of independent governors. Our audit committee will assist our board of governors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our independent registered public accounting firm. Once adopted, a copy of the audit committee charter will be available on our website at www.twincitiespower.com.

        Our audit committee's responsibilities will include:

  •
  appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

  •
  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  establishing procedures for the receipt and retention of accounting related complaints and concerns;

  •
  meeting independently with our internal auditing staff, our independent registered public accounting firm and management; and

  •
  preparing the audit committee report required by SEC rules.

        All audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. We intend to form an audit committee that meets the requirements for independence under the current Nasdaq and SEC rules and regulations.

  Compensation Committee

        Once formed, our compensation committee will consist primarily of independent governors. Our compensation committee will assist our board of governors in the discharge of its responsibilities relating to the compensation of our executive officers. Once adopted, a copy of the compensation committee charter will be available on our website at www.twincitiespower.com.

        Our compensation committee's responsibilities will include:

  •
  reviewing and approving, or making recommendation to the board of governors with respect to, our chief executive officer's compensation;

  •
  evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of governors with respect to, the compensation of our executive officers;

  •
  overseeing and administering, and making recommendations to the board of governors with respect to any cash and equity incentive plans that the board may adopt; and

  •
  reviewing and making recommendations to the board of governors with respect to governor compensation.

EXECUTIVE COMPENSATION

        Twin Cities Power Holdings, LLC was formed in December 2009 and became the holding company for TCP, CP and TCE on December 31, 2011. TCPH did not have employees nor did it pay any compensation prior to January 2012. Accordingly, the historic disclosures regarding compensation found in this prospectus reflect compensation paid to the named executive officers by TCPH's subsidiaries.

        The following table sets forth compensation paid to each of the individuals who served as the Principal Executive Officer and the two other most highly compensated executive officers (the "named executive officers") for our subsidiaries during the fiscal years ended December 31, 2010 and 2009.

Summary Compensation Table

Name and Principal Position*	Year	Salary	Bonus	Stock Awards ($)(1)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Timothy S. Krieger	2010	170,000	500,000	—	—	—	—	16,247	686,247
Chairman of the Board,	2009	—	—	—	—	—	—	7,713	7,713
Chief Executive Officer
and President, PEO(3)
Keith W. Sperbeck	2010	120,000	25,000	—	—	—	—	16,806	161,806
Vice President—Operations	2009	74,923	13,500	—	—	—	—	5,307	93,730
Stephanie E. Staska	2010	123,333	75,000	—	—	—	—	16,243	214,576
Vice President—Risk	2009	108,333	45,000	—	—	—	—	15,201	168,534
Management and Chief
Risk Officer
Michael J. Tufte	2010	120,000	320,000	—	—	—	—	4,569	444,569
Former President, TCE(4)	2009	118,632	—	—	—	—	—	4,135	122,767

*
Except for Mr. Tufte, the position titles used are the current titles held with TCPH. Ms. Staska and Mr. Sperbeck each formerly held the title of Senior Manager at TCP.

(1)
The Company does not have an incentive stock plan, nonequity incentive plan or nonqualified deferred compensation plan.

(2)
Other compensation consists of health care premiums paid on behalf of the employee and, in the case of Ms. Staska, tuition reimbursement.

(3)
"PEO" refers to principal executive officer. Prior to 2010, Mr. Krieger agreed with the HTS Parties that he would not draw a salary or guaranteed payment for his services to the Company. He did, however, receive distributions of cash as a result of his equity ownership during that time. See "Distribution Policy."

(4)
Mr. Tufte resigned from his position as President of TCE on December 30, 2011, but continues to serve as a non-executive employee of TCP. Mr. Tufte agreed to defer payment of $170,000 of his bonus for 2010 until December 2011. In addition to the compensation disclosed above, Mr. Tufte has also received distributions of cash as a result of his equity ownership. See "Distribution Policy."

        For 2012, the first year that TCPH will pay salaries to these executive officers, our Board of Governors set the following salaries:

Name	2012 Salary
Timothy S. Krieger	$600,000
Keith W. Sperbeck	180,000
Stephanie E. Staska	136,000

        On October 11, 2011, the Company entered into a lease with a third party for residential property located in Vail, Colorado. The rental period is for a term of 5 months beginning on November 15, 2011 and ending on April 16, 2012. Rent payments are $6,000 per month plus a refundable $6,000 security deposit. The premises are rented for the use of senior management of the Company and its traders.

Outstanding Equity Awards

        There are no unexercised options, equity that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of the end of our last completed fiscal year.

Governor Compensation

        Twin Cities Power Holdings, LLC became the holding company for TCP, CP and TCE on December 31, 2011. Our only non-employee governor did not serve on the board of governors for any of our subsidiaries prior to the holding company reorganization on December 31, 2011. Prior to the effective date of the registration statement to which this prospectus relates, we expect that our members will elect independent governors to our board. At that time, the board will set compensation for the non-employee governors.

Retirement Plans

        Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

        TCPH maintains a 401(k) plan that is tax-qualified for its employees, including its executive officers. The plan does not offer employer matching with the 401(k) plan. However, the 401(k) plan does offer a discretionary employer contribution at year end. No discretionary contributions have been made.

Potential Payments upon Termination or Change-in-Control

        Except as described below under "Employment Agreements," we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer's responsibilities, with respect to each named executive officer.

Employment Agreements

        The following are summaries of our employment agreements with our named executive officers.

  Timothy S. Krieger

        On January 1, 2012, TCPH entered into an employment agreement with Mr. Krieger. Pursuant to this agreement, Mr. Krieger currently receives an annual salary of $600,000. If Mr. Krieger's employment is terminated for reasons other than cause, he will receive severance pay in an amount equal to one year of his salary. If Mr. Krieger's employment is terminated for any reason other than non-renewal of his agreement, he is subject to a non-compete agreement for a period of six months. If his employment agreement is not renewed by the Company at the end of the original one-year term or any subsequent renewal term, Mr. Krieger will not be subject to a non-compete and he will receive only six months salary as severance pay.

  Keith W. Sperbeck

        On February 1, 2012, TCPH assumed the employment agreement entered into between TCP and Mr. Sperbeck effective April 13, 2008, as amended on May 29, 2010. Mr. Sperbeck currently receives an annual salary of $180,000. The agreement also provides that Mr. Sperbeck will receive $100,000 as compensation if he obtains equity or debt financing for the Company (excluding this offering) on terms and conditions that are acceptable to the Company's CEO in his sole opinion. If Mr. Sperbeck's employment is terminated for reasons other than cause, he will receive twelve months of severance pay. If Mr. Sperbeck's employment is terminated for any reason, he is subject to a non-compete agreement for a period of twelve months. While not stated in his employment agreement, Mr. Sperbeck is eligible for a discretionary bonus based on Company performance.

  Stephanie E. Staska

        On February 1, 2012, TCPH assumed the employment agreement entered into between TCP and Ms. Staska effective August 18, 2008, as amended on January 1, 2012. Under the employment agreement, as amended, Ms. Staska currently receives an annual salary of $136,000. In addition, Ms. Staska will be paid $5,250 annually until such time as her student loans are paid off. She is also eligible for a discretionary bonus based on Company performance. If Ms. Staska's employment is terminated for reasons other than cause, she will receive three months of salary as severance pay.

Compensation Policies and Practices as They Relate to Risk Management

        We believe that risks arising from our compensation policies and practices for our employees, and the respective policies and practices for our subsidiaries, are not reasonably likely to have a material adverse effect on us. In addition, our board of governors believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

        Our energy traders are compensated largely through bonuses based on the success of their trading activities. They must restore any losses, even losses from prior fiscal quarters, before they will be eligible for any bonus on gains posted on their accounts. While such a policy does create an incentive to engage in more risky trading activities designed to recoup losses, given the trading restrictions we have in place, which include position limits and VaR limits, we do not believe that our compensation practices encourage excessive risk taking. See "Business—Market Risk Management."

Indemnification of Governors and Executive Officers and Limitations of Liability

        Under our member control agreement, we indemnify our governors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our member control agreement provides for the indemnification, to the fullest extent permitted by the Securities Act and Minnesota law, as amended from time to time, of officers, governors, employees and agents of the Company. We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or governor upon receipt of an undertaking by or on behalf of that governor or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the member control agreement or otherwise. We shall indemnify any officer, governor, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in our member control agreement. In the case of an officer or governor, the determination shall be made (1) by the board of governors by a majority vote of a quorum consisting of governors who are not parties to such action, suit, or proceeding or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested governors so directs, by independent legal counsel in a written opinion, or (3) by a majority vote of disinterested members.

        Our member control agreement provides that each governor will continue to be subject to liability for any act or omission that constitutes fraud, willful misconduct, bad faith, gross negligence, or a breach of our member control agreement.

        We have entered into indemnification agreements with our officers and governors. These agreements provide each such individual with indemnification retroactively for actions taken in his or her role as an officer or governor to the Company.

        We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our governors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its governor, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such governor, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        At present, there is no pending litigation or proceeding involving any of our governors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        TCP paid $150,000 of the attorneys' fees of Timothy S. Krieger and Michael J. Tufte incurred by these officers in connection with the litigation with the HTS Parties. See "Legal Proceedings—Litigation with the HTS Parties," for more information regarding that litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of our limited liability company interests as of February 1, 2012 by each person known to us to be the record or beneficial owner of more than five percent of the outstanding units of our limited liability company interests, by each governor, each named executive officer, and by all governors and executive officers, as a group. Following this notes offering, the Company may consider equity-type participation plans for officers and traders.

        Michael Tufte currently holds the governance rights of 1,540 units, the financial rights of which were redeemed by TCPH effective January 1, 2012. If FERC grants the necessary approval regarding this change in ownership, the governance rights to these units will be redeemed by TCPH without further action by either party upon receipt of such approval. This table assumes that we have received the necessary FERC approval to allow the governance rights of the 1,540 units held by Michael Tufte to be redeemed by TCPH.

Name and address of Beneficial Owner(1)	Number of Units Beneficially Owned(2)	Percentage Beneficially Owned
Timothy S. Krieger, Chief Executive Officer & President	4,435	89.42
Dale H. Johnson, Chief Financial Officer	0	0.0
Keith Sperbeck, Secretary and Vice President—Operations	0	0.0
Stephanie E. Staska, Vice President—Risk Management and Chief Risk Officer	0	0.0
David B. Johnson, Governor(3)	525	10.58
Michael J. Tufte(4)	0	0
All governors and executive officers as a group	4,960	100.00

(1)
Unless otherwise indicated, the address of such person is 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044.

(2)
Each named person has sole voting and investment power with respect to the units listed, except as noted below. None of the units held by the governors listed above have been pledged as security for other obligations.

(3)
Consists of 525 units held by DBJ 2001 Holdings, LLC, an entity owned and controlled by Mr. Johnson.

(4)
Mr. Tufte continues to hold the governance rights for 1,540 units. Pursuant to an agreement with TCPH, these governance rights will be redeemed by TCPH, without further action by either party, if FERC grants the necessary regulatory approval for this change in ownership.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of certain transactions and relationships between us and our governors, officers and other affiliates during 2009 and 2010. Other than in connection with the transactions described below, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any governor, executive officer, holder of more than 5% of our units of limited liability company interests, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Related Party Loans and Settlement Agreement

        Between 2006 and 2010, TCP borrowed a total of $30.8 million from the HTS Parties. The proceeds of these loans were used to fund working capital. These loans have been repaid and we currently have a single promissory note outstanding to the HTS Parties with a principal balance of $5,829,017. We are required to make quarterly payments of principal plus interest at 15% per annum beginning January 1, 2012 and ending on maturity on October 1, 2014. Timothy Krieger, our CEO, and Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units, have each signed personal guarantees for this debt. One of the HTS Parties, HTS Capital, LLC, owned 38% of the membership units of each of TCP, TCE and CP. These ownership interests were redeemed in 2011 in connection with the settlement of our dispute with the HTS Parties. See "Business—Legal Proceedings—Litigation with the HTS Parties."

Other Related Party Loans

        Pursuant to a Membership Unit Purchase Agreement, dated December 30, 2011, as amended, TCPH redeemed the financial rights of the 1,540 units owned by Mr. Tufte effective January 1, 2012. The governance rights of the 1,540 units owned by Mr. Tufte will be redeemed by TCPH without further action by either party upon receipt of the necessary regulatory approval by FERC of this change in ownership. In exchange for these units, we paid Mr. Tufte $100,000 in cash and TCPH issued Mr. Tufte a promissory note dated January 1, 2012 for $560,000. This note does not bear interest by its terms, and the principal is payable in equal monthly installments of $10,000, which began on January 1, 2012 and continue through and including December 1, 2014. A final payment of $200,000 is due on January 1, 2015. This note is subordinate to the HTS Note.

        On July 16, 2009, TCP borrowed $2,000,000 from Patrick C. Sunseri. Prior to January 1, 2010, Mr. Sunseri was one of four non-voting special class members of TCP as well as an employee of TCP. TCP redeemed the non-voting interests on January 1, 2010 and those former members received distributions of the balances of their capital accounts in February 2010. Mr. Sunseri remains employed with TCP as an energy trader and manager. The note is payable upon demand and is secured by all cash, accounts receivable, and other assets of TCP. It bears interest at the rate of 15% per annum. The current outstanding balance on the note is $2,000,000. Timothy Krieger, our CEO, and Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units, have each signed personal guarantees for this debt.

        Pursuant to promissory notes entered into each month between April and December 2010, TCP loaned $120,000 to Timothy Krieger, our CEO and the holder of approximately 89% of our outstanding units. Such notes accrued interest at 6% per annum and provided for payment out of any bonuses or distributions owed to Mr. Krieger, or upon termination of his employment. TCP loaned Mr. Krieger an additional $40,000 in April 2011. In connection with this offering, TCP has forgiven these loans effective December 31, 2011. We will not make any additional loans to Mr. Krieger or any other executive officer.

        Pursuant to promissory notes entered into each month between April 2010 and June 2011, TCP loaned $180,000 to Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units. Such notes accrued interest at 6% per annum and provided for payment out of any bonuses or distributions owed to Mr. Tufte, or upon termination of his employment. In connection with this offering, TCP has forgiven these loans effective December 31, 2011. We will not make any additional loans to Mr. Tufte or any other executive officer.

Reorganization

        On November 14, 2011, TCPH entered into an Agreement and Plan of Reorganization with TCP, CP, TCE, and each of TCPH's current members pursuant to which each current member of TCPH transferred all of his or its ownership interests in TCP, CP, and TCE to TCPH in exchange for TCPH issuing such member an ownership interest in TCPH (the "Reorganization"). As a result of the closing of the Reorganization on December 31, 2011, TCPH became the sole member of each of TCP, CP, and TCE.

Joinder Agreement With Former Members

        Effective January 1, 2010, Tom Beatty and John Beatty (collectively, the "Beattys") transferred to Timothy Krieger all of the Beattys' financial rights to 1,870 membership units in each of TCP, TCE, and CP pursuant to Assignment of Financial Rights Agreements (the "Assignments"). Under the Assignments, the Beattys agreed to transfer the corresponding governance rights to such membership units to Mr. Krieger upon the happening of certain events. In order to induce the Beattys to transfer the governance rights to Mr. Krieger and thereby allow Mr. Krieger to transfer the membership interests in TCP, TCE, and CP unencumbered to TCPH on December 31, 2011, the effective date of the reorganization described above under "Reorganization," TCPH, TCP, TCE, and CP entered into a Joinder Agreement on December 23, 2011 with the Beattys and Mr. Krieger. Pursuant to the Joinder Agreement, we assumed all of the obligations, including certain contingent payment obligations, owed by TCP, TCE, CP, and Mr. Krieger to the Beattys under the Assignment Agreements. Specifically, we agreed that in the event of a sale, lease, license or other transfer of all or any significant portion of our assets, or the sale, issuance, redemption or exchange of more than 25% of the equity in us or our subsidiaries, whether by unit sale, redemption, exchange, merger, consolidation, reorganization or similar type transaction, upon the closing of such a transaction, we would pay the Beattys an amount equal to 100% of the proceeds from such transaction that would otherwise be received or allocated to the Beattys if they had continued to own 1,870 membership units. This payment is decreased by one-third annually on each of January 1, 2012 and 2013, and this payment obligation does not apply to any transaction entered into on or after January 1, 2015.

Consulting Agreements

        Pursuant to a series of consulting agreements, Dale Johnson served as an advisor and consultant to TCP's Chief Financial Officer from September 2009 to April 2010. On March 31, 2010, TCP entered into a Consultant and Professional Services Agreement with Mr. Johnson, pursuant to which Mr. Johnson agreed to serve as and in the capacity of the Chief Financial Officer of TCP with respect to all aspects of, and all matters pertaining to, the operation of TCP. Mr. Johnson has continued to serve as a consultant serving in the capacity of the Chief Financial Officer to TCP since that time, and now, following the Reorganization, as Chief Financial Officer of TCPH. On February 9, 2012, TCPH entered into a new Consultant and Professional Services Agreement providing for the continuation of these professional consulting services to TCPH. We pay Mr. Johnson $3,000 per week for his consulting services and he is eligible for a discretionary bonus in the minimum amount of $5,000.

        In July 2010, TCP entered into an unwritten informal consulting arrangement with David Johnson, who is a member of our Board of Governors and the beneficial owner of approximately 11% of our outstanding units. Pursuant to the terms of this agreement, TCP has paid Mr. Johnson a fee of $10,000 per month for his consulting services. Mr. Johnson was paid $100,000 through October 31, 2011 and $60,000 for the year ended December 31, 2010 for his services. On April 12, 2011, Mr. Johnson was paid $180,000 as a bonus for 2010. In November 2011, TCP and Mr. Johnson agreed to suspend the monthly payments, but they may agree to commence the payments at a future date.

Real Estate Lease

        The Company is subject to a lease with Kenyon Holdings, LLC for the office space under lease in Lakeville, Minnesota. Kenyon Holdings, LLC, which is owned by Timothy S. Krieger, CEO, and Keith W. Sperbeck, Vice President—Operations, purchased that building on June 23, 2011. The existing lease with the Company was assumed by Kenyon Holdings, LLC from the previous owner and the Company believes it is at market rates. The Company is required to pay base rent, real estate taxes and operating expenses. The current monthly base rent is $10,416.

DESCRIPTION OF THE NOTES

General

        The renewable unsecured subordinated notes we are offering will represent subordinated, unsecured debt obligations of TCPH. We will issue the notes under an indenture between TCPH and [                              ], as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.

        The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured, senior or subordinate indebtedness, as well as all other financial obligations of the Company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than any future offerings of additional renewable unsecured subordinated notes, which will rank equally with the notes. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See "—Subordination" below.

        The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See "—No Security; No Sinking Fund" below. In addition, the notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

        You may select the amount, subject to a minimum principal amount of $1,000, and term, ranging from 3 months to 10 years, of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes with the requested terms. See "—Denomination" and "—Term" below.

        We will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in interest rate supplements to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See "—Interest Rate" below.

        Upon acceptance of your subscription to purchase notes, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See "—Book-Entry Registration and Transfer" and "—Rescission Right" below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as "holders" or "registered holders" in this prospectus and in the indenture.

        We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under "—Amendment, Supplement and Waiver" below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

 Denomination

        You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

Term

        We may offer notes with the following terms to maturity:

• three months	• three years
• six months	• four years
• one year	• five years
• two years	• ten years

        You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

Interest Rate

        The rate of interest we will offer to pay you on notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in an interest rate supplement to this prospectus.

        The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the principal amount of the note portfolio of the holder increases above specified amounts. The interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus.

        Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and principal amount. These factors may include, but are not limited to:

  •
  the desire to attract new investors;

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  whether the notes exceed certain principal amounts;

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  whether the notes are being renewed by existing holders; and

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  whether the notes are beneficially owned by persons residing in particular geographic localities.

Computation of Interest

        We will compute interest on notes on the basis of a calendar year consisting of 365 days. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive and accept funds if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota.

 Interest Payment Dates

        Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. You will not earn interest on any rescinded note. See "—Rescission Right" below for additional information on your right to rescind your investment.

Place and Method of Payment

        We will pay principal and interest on the notes by direct deposit to the account you specify in your subscription documents. We will not accept subscription agreements from investors who are unwilling to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

Servicing Agent

        We have engaged a non-affiliated third party to act as our servicing agent. Such person's responsibilities as servicing agent involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, the servicing agent will serve as our registrar and transfer agent and may manage certain aspects of the customer service function for the notes, which may include handling phone inquiries, mailing investment kits, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, the servicing agent will provide us with monthly reports and analysis regarding the status of the notes and the amount of notes that remain available for purchase.

        You may contact us with any questions about the notes at the following address and telephone number:

    TCP Notes
    P.O. Box 4126
    Hopkins, MN 55343
    Telephone: 888-955-3385
    Fax: 952-546-5585

Book-Entry Registration and Transfer

        The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

        The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holders of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

        We will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.

        On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

        Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

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  we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

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  after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.

        Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

Rescission Right

        A purchaser of notes has the right to rescind his or her investment, without penalty, upon written request within five business days from the postmark date of the purchase confirmation, but not upon transfer or automatic renewal of a note. You will not earn interest on any rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by us on or prior to the fifth business day following the mailing of written confirmation by us of the acceptance of your subscription. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such written confirmation by us.

        In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the post-effective amendment once it has been declared effective. You will have the right to rescind your investment upon written request within five business days from the postmark date of the notice that the post-effective amendment has been declared effective. We will promptly return any funds sent with a subscription agreement that is properly rescinded without penalty, although any interest previously paid on the notes being rescinded will be deducted from the funds returned to you upon rescission. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received on or prior to the fifth business day following the mailing of the notice that the post-effective amendment has been declared effective. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such notice.

        The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under "——Redemption or Repurchase Prior to Stated Maturity" below do not affect your rescission rights.

 Right to Reject Subscriptions

        We may reject any subscription for notes in our sole discretion. If we reject a subscription for notes, we will promptly return any funds sent with that subscription, without interest.

Renewal or Redemption On Maturity

        Approximately 15, but not less than 10 days prior to maturity of your note, we will send you a notice at your registered address indicating that your note is about to mature and whether we will allow automatic renewal of your note. If we allow you to renew your note, we will also send to you the then current form of prospectus, which will include an interest rate supplement and any other required updates to the information contained in this prospectus. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the then current prospectus, including any prospectus supplements, and the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original subscription or any prior renewal, we will send you a new prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

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  You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.

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  You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. To exercise this option, you will need to send a written request to us. If you choose this option, your note will not earn interest on or after the maturity date.

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  You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request. The issue date of the new note will be the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.

  •
  If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to us.

        Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar note portfolios for notes of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

        If we notify the holder of our intention to repay a note at maturity, we will pay the holder the principal amount and any accrued but unpaid interest on the stated maturity date. Similarly, if, the holder requests repayment with respect to a note before the stated maturity date or within 15 days after a note's stated maturity date, or during any applicable extension of the 15-day period, as described below, we will pay the holder the principal amount of the note plus accrued but unpaid interest up to, but not including, the note's stated maturity date. In the event that a holder's regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive interest payments that include interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. We will initiate payment to any holder timely requesting repayment by the later of the maturity date or five business days after the date on which we receive such notice from the holder. Because payment is made by ACH transfer, funds may not be received in the holder's account for 2 to 3 business days. Requests for repayment should be made in writing.

        We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your notes renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of a notice, which will be sent to you at your registered address, that the post-effective amendment has been declared effective. In the event that a holder's regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive an interest payment that includes interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. All other provisions relating to the renewal or redemption of notes upon their stated maturity described above shall remain unchanged.

Redemption or Repurchase Prior To Stated Maturity

        The notes may be redeemed prior to stated maturity only as set forth in the indenture and described below. The holder has no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated in the indenture and described below.

        Redemption By Us.    We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus but accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

        Repurchase Election Upon Death or Total Permanent Disability.    Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person, including notes held in an individual retirement account, by giving us written notice within 45 days following the holder's total permanent disability, as established to our satisfaction, or at the election of the holder's estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after the later to occur of the request for repurchase or the establishment to our satisfaction of the holder's death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the right to elect to have us repurchase will apply when either registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the notes unless all joint holders have either died or suffered a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

        Repurchase at Request of Holder.    In addition to the right to elect repurchase upon death or total permanent disability, a holder may request that we repurchase one or more of the holder's notes prior to maturity, in whole and not in part, at any time by giving us written notice. Subject to our approval, at our sole discretion, and the limitations described below, we may repurchase the holder's note(s) specified in the notice within 10 days of receipt of the notice. The repurchase price, in the event we elect to repurchase the notes, will be the principal amount of the note, plus interest accrued and not previously paid up to but not including the date of repurchase, minus a repurchase penalty. The early repurchase penalty for a note with a three month maturity is the interest accrued on such note up to the date of repurchase, not to exceed three months of simple interest at the existing rate. The early repurchase penalty for a note with a maturity of six months or longer is the interest accrued on such note up to the date of repurchase, not to exceed six months of simple interest at the existing rate.

        Limitations on Requirements to Repurchase.    Our obligation to repurchase notes prior to maturity for any reason will be subject to a calendar quarter limit equal to the greater of $500,000 or 1% of the total principal amount of all notes outstanding at the end of the previous calendar quarter. This limit includes any notes we repurchase upon death or total permanent disability of the holder and any notes that we repurchase pursuant to the holders' request to elect repurchase. Repurchase requests related to death or total permanent disability will be honored in the order in which they are received, to the extent possible, and any such repurchase request not honored in a calendar quarter will be honored for repurchase in the next calendar quarter, to the extent possible, since repurchases in the next calendar quarter are also subject to these limits. Likewise, repurchase requests not related to the death or total permanent disability will be considered in the order in which they are received, and any such repurchase request not honored in a calendar quarter will be considered for repurchase in the next calendar quarter. For purposes of determining the order in which repurchase requests are received, a repurchase request will be deemed made on the later of the date on which it is received by us or, if applicable, the date on which the death or total permanent disability is established to our reasonable satisfaction.

        Modifications to Repurchase Policy.    We may modify the policies on repurchase in the future. No modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.

Transfers

        The notes are not negotiable debt instruments and, subject to certain limited exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on the note register only as follows:

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  The holder must deliver to us written notice requesting a transfer signed by the holder(s) or such holder's duly authorized representative on a form to be supplied by us.

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  We must provide our written consent to the proposed transfer.

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  We may require a legal opinion from counsel satisfactory to us that the proposed transfer will not violate any applicable securities laws.

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  We may require a signature guarantee in connection with such transfer.

        Upon transfer of a note, we will provide the new holder of the note with a purchase confirmation that will evidence the transfer of the account on our records. We may charge a reasonable service charge in connection with the transfer of any note.

Quarterly Statements

        We will provide holders of the notes with quarterly statements, which will indicate the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the 10th business day following the end of each calendar quarter. We may charge such holders a reasonable fee to cover the charges incurred in providing such information.

Subordination

        The indebtedness evidenced by the notes, and any interest thereon, is subordinated in right of payment to all of our senior debt. "Senior debt" means all of our secured, unsecured, senior or subordinate indebtedness, as well as all other financial obligations of the Company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than any future offerings of additional renewable unsecured subordinated notes, which will rank equally with the notes. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented or renewed from time to time without requiring any notice to or consent of any holder of notes or any person or entity acting on behalf of any such holder or the trustee.

        The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of December 31, 2011, we had approximately $10.3 million of debt outstanding that is senior to the notes.

        Except for certain limited restrictions, neither the terms of the notes nor the indenture impose any limitation on the amount of senior debt or other indebtedness we may incur. See "Risk Factors—Risk Factors Relating to an Investment in the Notes—Because the notes rank junior to substantially all of our existing and future debt and all other financial obligations, your notes will lack priority in payment."

        The notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a member of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

        In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

        We will not make any payment, direct or indirect, whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise, on the notes and any other indebtedness being subordinated to the payment of the notes, and neither the holders of the notes nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the notes, if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until:

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  the default and event of default has been cured or waived or has ceased to exist; or

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  the end of the period commencing on the date the trustee receives written notice of default from a holder of the senior debt and ending on the earlier of:

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  the trustee's receipt of a valid waiver of default from the holder of senior debt; or

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  the trustee's receipt of a written notice from the holder of senior debt terminating the payment blockage period.

        Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee's receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

No Collateral Security; No Sinking Fund.

        The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, we will not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See "Risk Factors—Risk Factors Relating to the Notes—Because the notes will have no sinking fund, security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes."

Restrictive Covenants

        The indenture contains certain limited restricted covenants that restrict us from certain actions as set forth below.

        The indenture provides that, so long as the notes are outstanding:

  •
  we will not declare or pay any distributions or other payments of cash or other property solely in respect of our equity capital to our members, other than a distribution paid in units of our limited liability company interests on a pro rata basis to all our members, unless no default and no event of default with respect to the notes exists or would exist immediately following the declaration or payment of the distribution or other payment;

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  our board of governors will not declare or pay any distributions to our members if, in the reasonable determination of the governors, we would have insufficient cash to meet anticipated redemption or repayment obligations; the foregoing restriction shall not apply to distributions in respect of taxes payable by our members with respect to net income or gains of the Company that have been allocated to our members;

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  to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture; and

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  neither our board of governors nor our members will adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than substantially as an entirety, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our units of limited liability company interests, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the notes.

        We are not restricted from incurring additional indebtedness. See "Risk Factors—Risk Factors Relating to the Notes—Because there are limited restrictions on our activities under the indenture, you will have only limited protection under the indenture."

Consolidation, Merger or Sale

        The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

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  the resulting or acquiring entity, if other than us, is a U.S. corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

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  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

        If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

Events of Default

        The indenture provides that each of the following constitutes an event of default:

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  failure to pay interest on a note within 15 days after the due date for such payment, whether or not prohibited by the subordination provisions of the indenture;

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  failure to pay principal on a note within 15 days after the due date for such payment, whether or not prohibited by the subordination provisions of the indenture;

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  our failure to observe or perform any material covenant, condition or agreement or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 60 days after our receipt of notice;

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  defaults in certain of our other payment obligations that result in such payment obligations becoming or being declared immediately due and payable and such declaration is not rescinded or annulled within 60 days after our receipt of notice of such declaration; and

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  certain events of bankruptcy or insolvency with respect to us.

        If any event of default occurs and is continuing, other than an event of default involving certain events of bankruptcy or insolvency with respect to us, the trustee or the holders of at least a majority in principal amount of the then outstanding notes may by notice to us declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. So long as any senior debt is outstanding, however, and a payment blockage on the notes is in effect, a declaration of this kind will not be effective, and neither the trustee nor the holders of notes may enforce the indenture or the notes, except as otherwise set forth above in "—Subordination". In the event senior debt is outstanding and no payment blockage on the notes is in effect, a declaration of this kind will not become effective until the later of:

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  the day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration; or

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  the date of acceleration of any senior debt.

        In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest on the notes, if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

  •
  a continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder; or

  •
  a waiver that would conflict with any judgment or decree.

        We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.

Amendment, Supplement and Waiver

        Except as provided in this prospectus or the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

        Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

  •
  reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

  •
  reduces the rate of or changes the time for payment of interest, including default interest, on any note;

  •
  waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;.

  •
  makes any note payable in money other than that stated in this prospectus;

  •
  makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

  •
  makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

  •
  modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or total permanent disability of a holder; or

  •
  makes any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

  •
  to make any change that does not adversely affect the legal rights under the indenture of any such holder;

  •
  to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

The Trustee

         [                                    ] has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

        Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

        The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

 Reports to Trustee

        We will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

No Personal Liability of Our Governors, Officers, Employees and Members

        No governor, officer, employee, organizer or member of ours will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, including any liability arising under applicable securities laws. The waiver and release are part of the consideration for issuance of the notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Service Charges

        We may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates, or transfers, whether by operation of law or otherwise, of a note by the holder to another person.

Additional Securities

        We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus, provided we comply with all applicable securities laws and regulations. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

Variations in Terms and Conditions

        We may from time to time vary the terms and conditions of the notes offered by this prospectus, including, but not limited to: minimum initial principal investment amount requirements; maximum aggregate principal amount limits; interest rates; minimum denominations; service and other fees and charges; and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor—for example, new or current investor—or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any notes issued and outstanding.

Interest Withholding

        We will withhold 28% of any interest paid to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the subscription agreement, or another document, or where the Internal Revenue Service has notified us that backup withholding is otherwise required. Please read "Material Federal Income Tax Consequences—Reporting and Backup Withholding."

Liquidity

        There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

 Satisfaction and Discharge of Indenture

        The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer's certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.

Reports

        We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who sends a written request to:

Twin Cities Power Holdings, LLC
16233 Kenyon Avenue, Suite 210
Lakeville, MN 55044
Telephone: (952) 241-3103
Attention: Corporate Secretary

        Our annual and quarterly reports will be filed with the SEC and will also be available for your review on the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        To ensure compliance with United States Treasury Department Circular 230, prospective investors are hereby notified that: (a) any discussion of United States Federal Tax matters in this Offering Summary is not intended to be relied upon, and cannot be relied upon by prospective investors for the purpose of avoiding penalties that may be imposed on them under the United States Tax Laws; (b) such discussion is included in connection with the promotion or marketing of the notes; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

        The following discussion summarizes the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, it does not deal with holders other than original purchasers. You are urged to consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.

Interest Income on the Notes

        Subject to the discussion below applicable to "non-U.S. holders," unless the original issue discount or "OID" rules otherwise require, interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer. Under the OID rules, the excess of total payments on a note, including interest that is not unconditionally payable at least annually throughout the term of the note, will be currently deductible by the issuer and currently includible in income by the holder, under the constant yield method. Under the constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

        If you are a cash method holder of a note with a term of one year or less, you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under the constant yield method, as described above.

        Cash method holders of short-term notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder's income.

        However, if you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term, without regard to renewals, as ordinary gross income as the OID accrues. OID accrues under the constant yield method, as described above.

 Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your original cost for the note, increased by any accrued but unpaid interest, including OID, you previously included in income with respect to the note and reduced by any payments you previously received, other than interest that is unconditionally payable at least annually throughout the term of the note, with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

        Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as "portfolio interest" and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

        We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest on the notes.

        Under certain circumstances, as a holder of a note, you may be subject to "backup withholding" currently at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

        This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Recent Legislation

        On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, which imposes a U.S. withholding tax of a 30% rate on interest and proceeds of sale in respect of our notes received by U.S. holders who own their notes through foreign accounts or foreign intermediaries and certain non-U.S holders if certain due diligence and disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding tax with respect to such interest and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for notes issued after March 18, 2012.

        For taxable years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8% tax on the "net investment income" of certain individuals, and on the undistributed "net investment income" of certain estates and trusts. Among other items, net investment income generally includes gross income from interest, less certain deductions. Prospective investors are urged to consult with their tax advisors regarding the possible implications of this legislation in their particular circumstances.

 PLAN OF DISTRIBUTION

        Except as we may otherwise indicate in an applicable prospectus supplement, we will sell these securities directly, without an underwriter, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission or other remuneration based either directly or indirectly on transactions in the securities, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

        We plan to market the notes directly to the public through newspaper, radio, internet, direct mail and other advertising. We have engaged a third party, Redwater, LLC ("Servicing Agent"), to act as our servicing agent and manage certain administrative and customer service functions relating to the notes, including handling administrative inquiries from potential investors, mailing investment kits, processing subscription agreements and responding to certain written and telephonic questions relating to the notes. The Servicing Agent will forward to us written or telephonic questions by investors and note holders regarding topics that are not addressed in the prospectus or its supplements or in the marketing materials that accompanied the delivery of the prospectus, including without limitation questions relating to our finances and business, our performance and practices with regard to the notes, and substantive matters regarding an investment in the notes, unless such questions can be answered solely by reference to our SEC filings. Notwithstanding the foregoing, the Servicing Agent may respond to questions that are purely administrative or ministerial in nature. The Servicing Agent will also be responsible for recording changes in note holders' addresses or accounts, preparing and issuing maturity and renewal notices, quarterly statements, newsletters, reports and analyses to note holders and to us, directing the paying agent to make scheduled payments, repurchase payments and redemption payments in a timely manner, and directing the paying agent to issue Form 1099INT's to note holders as required by law. In addition, the Servicing Agent will provide the trustee (with a copy to us) with management reports regarding the notes as required under the indenture. We may elect to perform these duties ourselves.

        Subject to a monthly minimum of $2,500, we will pay the Servicing Agent a monthly service fee of $7.50 per note based on the maximum number of notes outstanding during the month. The Servicing Agent will also retain the difference between the published gross advertising rates and the net advertising rates or earn an equivalent mark-up for facilitating the printing of marketing materials and placement of advertisements purchased by us. We will also pay the Servicing Agent a fulfillment fee of $2.00 per investment kit mailed and $0.75 per bonus offer kit mailed.

        All subscriptions, investor materials, and advertisements must be approved by us.

        We will bear the expenses incurred in connection with the offer and sale of the notes, including document fulfillment expenses, legal and accounting fees, regulatory fees, due diligence expenses and marketing costs. No one will receive a commission based on notes sold or renewed.

        We may distribute the notes in one or more transactions: (1) at a fixed price or prices, which may be changed; or (2) at negotiated prices.

        Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on Nasdaq. No one is obligated to make a market in the notes, and we do not anticipate that a secondary market for the notes will develop.

        We may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of the Notes—Interest Rate" and "—Variations in Terms and Conditions" in this prospectus.

 LEGAL MATTERS

        Certain legal matters in connection with the notes will be passed upon for us by Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota.

EXPERTS

        The combined financial statements of Twin Cities Power, L.L.C. and Affiliates as of and for the years ended December 31, 2010 and 2009, included in this prospectus has been so included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the notes being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Twin Cities Power Holdings, LLC and the notes offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You can read our SEC filings, including the registration statement, on the Internet at the SEC's website. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at http://www.twincitiespower.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO COMBINED FINANCIAL STATEMENTS

TWIN CITIES POWER, L.L.C. AND AFFILIATES

Twin Cities Power, LLC
And Affiliates

Lakeville, Minnesota

Combined Financial Statements
For the Years Ended December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To the Boards of Directors and Members
Twin Cities Power, LLC and Affiliates
Lakeville, Minnesota

        We have audited the accompanying combined balance sheets of Twin Cities Power, LLC and Affiliates as of December 31, 2010 and 2009, and the related combined statements of comprehensive income, members' equity (deficit) and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Twin Cities Power, LLC and Affiliates as of December 31, 2010 and 2009, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
December 19, 2011

Twin Cities Power, LLC and Affiliates

Combined Balance Sheets

December 31, 2010 and 2009

	2010	2009
Assets
Current assets
Cash	$3,853,588	$1,858,893
Trading accounts and deposits	36,188,303	31,590,794
Accounts receivable—trade	9,574,632	3,754,002
Prepaid expenses	4,803,033	82,779

Total current assets	54,419,556	37,286,468
Equipment and furniture, net	637,003	734,681

Other assets
Investment in unconsolidated entities	—	609,985
Note receivable, related party	—	250,000

Total other assets	—	859,985

Total assets	$55,056,559	$38,881,134

Liabilities and Members' Equity (Deficit)
Current liabilities
Accounts payable—trade	$9,090,127	$2,429,575
Accrued expenses	852,927	1,082,437
Accrued compensation	6,350,246	872,901
Accrued interest	4,111,005	1,057,603
Income taxes payable	493,126	659,015
Notes payable, related parties	30,550,000	32,800,000
Notes payable	2,745,000	3,750,000

Total current liabilities	54,192,431	42,651,531

Commitments and contingencies
Members' equity (deficit)
Members' equity (deficit)	389,268	(4,612,713)
Notes receivable, members	(240,000)	—
Other comprehensive income	714,860	842,316

Total members' equity (deficit)	864,128	(3,770,397)

Total liabilities and members' equity (deficit)	$55,056,559	$38,881,134

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Combined Statements of Comprehensive Income (Loss)

For the Years ended December 31, 2010 and 2009

	2010	2009
Revenue
Trading revenue, net	$43,644,818	$16,245,647
Consulting fees	660,497	393,718

	44,305,315	16,639,365

Operating expenses
Salaries and wages and related taxes	22,990,725	12,339,141
Trading tools and subscriptions	2,109,479	2,011,143
Professional fees	2,138,306	1,017,398
Other general and administrative	2,631,304	1,947,931

	29,869,814	17,315,613

Operating income (loss)	14,435,501	(676,248)

Other income (expense)
Interest expense	(7,172,119)	(2,815,477)
Interest income	33,394	82,268
Gain (loss) on foreign currency exchange	(142,533)	396,374
Impairment—investment in unconsolidated entities	(609,985)	—
Impairment—note receivable, related party	(250,000)	—

	(8,141,243)	(2,336,835)

Income (loss) before income taxes	6,294,258	(3,013,083)
Provision for taxes	748,000	489,752

Net income (loss)	5,546,258	(3,502,835)
Other comprehensive income (loss)
Foreign currency translation adjustment	(127,456)	549,578

Comprehensive income (loss)	$5,418,802	$(2,953,257)

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Combined Statements of Members' Equity (Deficit)

For the Years ended December 31, 2010 and 2009

Members' Equity (Deficit)
Balance—December 31, 2008	$3,335,027
Net loss	(3,502,835)
Distributions	(4,444,905)

Balance—December 31, 2009	(4,612,713)
Net income	5,546,258
Distributions	(544,277)

Balance—December 31, 2010	$389,268

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Combined Statements of Cash Flow

For the Years ended December 31, 2010 and 2009

	2010	2009
Cash flows from operating activities
Net income (loss)	$5,546,258	$(3,502,835)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Impairment—investment in unconsolidated entities	609,985	—
Impairment—note receivable, related party	250,000	—
Loss on disposal of equipment and furniture	82,432	—
Depreciation and amortization	181,212	99,199
(Increase) decrease in:
Trading accounts and deposits	(4,438,043)	(10,727,780)
Accounts receivable—trade	(3,986,497)	451,683
Prepaid expenses	(4,631,092)	(105,312)
Increase (decrease) in:
Accounts payable—trade	4,716,253	(1,543,379)
Accrued expenses	(242,743)	1,054,684
Accrued compensation	5,412,896	(2,491,351)
Accrued interest	3,053,402	869,579

Net cash provided by (used in) operating activites	6,554,063	(15,895,512)

Cash flows from investing activities
Sale of investments	—	500,000
Notes receivable, related parties	(240,000)	—
Purchase of equipment and furniture	(157,542)	(556,150)

Net cash used in investing activities	(397,542)	(56,150)

Cash flows from financing activities
Proceeds on notes payable	—	21,900,000
Payments on notes payable	(3,255,000)	(850,000)
Distributions	(544,277)	(4,444,905)

Net cash (used in) provided by financing activities	(3,799,277)	16,605,095

Net increase in cash	2,357,244	653,433
Effect of exchange rate changes on cash	(362,549)	(552,045)
Cash:
Beginning of year	1,858,893	1,757,505

End of year	$3,853,588	$1,858,893

Supplemental disclosures of cashflow information
Cash payments for interest	$4,075,097	$1,872,078

Cash payments for income taxes, net	$969,459	$189,101

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements

December 31, 2010 and 2009

1. Organization and Description of Business

Organization

        The combined financial statements of Twin Cities Power, LLC and Affiliates ("together, the Company") include the activity of Twin Cities Power, LLC, Cygnus Partners, LLC and Twin Cities Energy, LLC. All three Companies are related under common ownership.

        Twin Cities Power, LLC ("TCP") is a Minnesota limited liability company that was formed on January 1, 2007. TCP has two classes of members; one voting class and one non-voting class. The relative rights, powers and duties of each voting class member are the same. The voting class members' own 100% of the equity interest in TCP. The non-voting class members' rights are limited to specific allocations of income and losses as outlined in the member control agreement. Specific income allocations to non-voting members, if any, are recorded as profit interests in the year earned. Non-voting members have no equity interest beyond their specific allocations of income. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to non-voting members.

        Each of the non-voting class members of TCP redeemed their non-voting shares effective January 1, 2010 for an immaterial amount. TCP is consolidated with the following subsidiaries, all of which are Minnesota limited liability companies:

  •
  TC Energy Trading, LLC ("TCT"), formed on May 22, 2009 and 100% owned by TCP.

  •
  Chesapeake Trading Group, LLC ("CTG"), formed on June 16, 2009 and 100% owned by TCP.

  •
  Twin Cities Power Services, LLC ("TCS"), formed on March 27, 2008 and 100% owned by TCP.

  •
  Vision Consulting, LLC ("VC"), formed on April 4, 2009 and 80% owned by TCP. VC has one class of membership units with voting rights. Allocation of income and losses are allocated to the members pro rata based on their membership in the Company. The Company has not separately presented the balances attributed to the minority member interest of VC in its financial statements because they are not material. Moreover, in June 2011 both members of Vision consented to discontinue operations.

  •
  Summit Energy, LLC, ("SUM") formed on December 4, 2009. SUM has two classes of members; a voting class, Class A, and a non-voting class, Class B. Class A units are 100% owned by TCP. The Class A members' own 100% of the equity interest in SUM. Class B member rights are limited to specific allocations of income and losses set forth in the member control agreement. Specific income allocations to Class B members, if any, are recorded as profit interests in the year earned. Any remaining income or loss left unallocated to Class B members is allocated to Class A members pro rata based on their membership in the Company. Class B members have no equity interest beyond their specific allocations of income. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

        Cygnus Partners, LLC (CP) is a Minnesota limited liability company that was formed by the owners of TCP on March 14, 2008. CP has one class of membership units with voting rights.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

1. Organization and Description of Business (Continued)

Allocations of income and losses are allocated to the members pro rata based on their membership in the Company. CP is consolidated with the following subsidiary:

  •
  Cygnus Energy Futures, LLC ("CEF"), a Minnesota limited liability company formed on July 24, 2007. CEF has two classes of members; a voting class, Class A, and a non-voting class, Class B. CP owns 100% of CEF's Class A member units. The Class A member owns 100% of the equity interest in CEF. Class B member rights are limited to specific allocations of income and losses as set forth in the member control agreement. Specific income allocations to Class B members, if any, are recorded as profit interests in the year earned. Any remaining income or loss left unallocated to the Class B members is allocated to the Class A member pro rata based on the membership in the Company. Class B members have no equity interest beyond their specific allocations of income. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

        Twin Cities Energy, LLC ("TCE"), formerly known as Alberta Power, LLC, is a Minnesota limited liability company which was formed on March 27, 2008. TCE has one class of membership units with voting rights. Allocations of income and losses are allocated to the members pro rata based on their membership in the Company. TCE is consolidated with the following subsidiary:

  •
  Twin Cities Power—Canada, ULC ("CAN"), formed on January 29, 2008 as a Canadian unlimited liability corporation and 100% owned by TCE. CAN had been owned by TCP until March 27, 2008 when the members of TCP exchanged their interests in CAN for interests in TCE.

        Under the Minnesota Limited Liability Act, members of a limited liability company ("LLC") are generally not responsible for the debts and obligations of the LLC's. Income, gains and losses and deductions, priority returns and cash flow are to be allocated among members based on terms and conditions as outlined in the member control agreement.

        The Company is planning to reorganize its corporate structure to have all entities owned by one holding company by the end of 2011. See Note 14, Subsequent Events.

Business

        The Company is in the business of trading electricity, electricity derivative contracts and certain other energy commodities in various North American wholesale markets operated by Independent Systems Operators ("ISO's"), the Intercontinental Exchange ("ICE"), and the Natural Gas Exchange Inc. ("NGX"). In general, the Company's activities in these markets are characterized by the acquisition of power at a given node on the network and its delivery to another. In the case of a "physical" transaction, settlement is affected by the delivery of the power itself while "financial" transactions settle in cash in an amount equal to the difference between the purchase and sale prices. Regardless of the market or contract type, non-rated participants such as TCP, CEF and TCE are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

1. Organization and Description of Business (Continued)

        The Company also provides consulting services through its Vision Consulting affiliate. These services primarily include strategic planning and Sarbanes Oxley compliance services. VC discontinued offering all consulting services in June 2011.

2. Summary of Significant Accounting Policies

Combination Policy

        The accompanying combined financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. Intercompany transactions and balances have been eliminated in the combination.

Cash

        The Company deposits its cash in high credit quality financial institutions. The balance, at times, may exceed federally insured limits.

Trading Accounts and Deposits

        The Company maintains cash balances in brokerage accounts that facilitate its trading activities. In addition, the Company has cash deposits in collateral accounts at various ISO's and the ICE. All of these accounts are uninsured.

Revenue Recognition and Commodity Derivative Instruments

        The Company's revenues are derived from trading financial and physical energy contracts. These contracts are marked to fair value each period in the accompanying combined balance sheets and revenues are recorded based on realized and unrealized gains and losses on such contracts, net of costs. These transactions are shown as operating activities in the combined statements of cash flow.

        The Company's trading activities use derivatives such as financial and physical swaps, forward sales contracts, futures contracts and options to generate trading revenues.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

2. Summary of Significant Accounting Policies (Continued)

        The following table lists the gross fair values of the Company's derivative assets and liabilities, none of which are designated as hedging instruments as of December 31:

	Fair Value as of December 31,
	2010	2009
Derivative Assets*
Energy commodity contracts	$4,295,694	$1,340,390
Energy commodity option contracts	280,298	240

Total derivative assets	4,575,992	1,340,630

Derivative Liabilities*
Energy commodity contracts	2,449,045	802,674
Energy commodity option contracts	—	—

Total derivative liabilities	2,449,045	802,674

Derivative assets less liabilities	2,126,947	537,956
Cash in collateral and deposit accounts	34,061,356	31,052,838

Trading accounts and deposits, net	$36,188,303	$31,590,794

*
Balance sheet location is trading accounts and deposits

        The Company's contracts with the ISO's, ICE and NGX permit net settlement of contracts by the various exchanges, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying combined balance sheets.

        All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Substantially all the company's revenues are generated by these trading activities.

        Revenue for consulting services is recognized when the service is performed.

Foreign Currency Translation

        For foreign subsidiaries whose functional currency is the local foreign currency, balance sheet accounts are translated at exchange rates in effect at the end of the year and income statement accounts are translated at average monthly exchange rates for the year. Foreign currency transactions denominated in a foreign currency result in gains and losses due to the increase or decrease in foreign currency exchange rates between periods. Translation gains and losses are included as a separate component of equity. Gains and losses from foreign currency transactions are included in other income (expense) in the accompanying Combined Statements of Comprehensive Income. These foreign currency transactions resulted in a loss of $142,533 for the year ended December 31, 2010 and a gain of $396,374 for the year ended December 31, 2009.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

2. Summary of Significant Accounting Policies (Continued)

Accounts Receivable—Trade

        Accounts receivable—trade represent net settlement amounts due from ISO's or ICE. Receivables are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expect to collect are reported in the results of operations for the year in which those differences are determined. There was no allowance for doubtful accounts as of December 31, 2010 or 2009.

Equipment and Furniture

        Equipment and furniture are carried at cost and additions or replacements are capitalized. The cost of equipment disposed of or retired and the related accumulated depreciation are eliminated from the accounts with any gain or loss included in operations. Equipment, computers and furniture are depreciated using the straight-line method over the estimated useful lives of the assets that range from 5 to 7 years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term, or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets and Long-lived Assets to be Disposed of

        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has determined that no impairment of long-lived assets from continuing operations exists.

Other Assets, net

        The principal amounts included in other assets at December 31, 2009 were the purchase of common stock in unrelated third parties. The Company recorded the investment at cost as it approximated fair value. During 2010, the Company determined the stock was worthless and recorded an impairment expense of $609,985 for the year ended December 31, 2010.

Fair Value of Financial Instruments

        The carrying amounts for cash, accounts receivable, notes receivable and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments.

Profit interest payments

        Class B members are entitled to a profit interest, as defined in the Companies' member control agreements. Profit interests are recorded as expense during the period earned and classified as accrued compensation on the balance sheet. The Company considered the following characteristics of Class B members in determining that their profit interests are compensatory in nature. Class B members are

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

2. Summary of Significant Accounting Policies (Continued)

not required to make a financial investment and therefore have no risk of loss. As a result, Class B members are not subject to the risks and rewards of equity ownership. Class B members have neither voting rights nor ownership interest beyond their profit interest. Management's intent is to provide a profit interest by allowing the Class B member to share in profits of the entity during employment as defined in the member control agreement. In addition, the termination rights of Class B members are clearly defined as nominal in the member control agreement. During the years ended December 31, 2010 and 2009, the Company included $5,881,140 and $4,422,679 in salaries and wages and related taxes, representing the allocation of profit interests to Class B members.

Use of Estimates

        Preparation of the combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts for revenue and expenses during the reported period. Actual results could differ from those estimates.

Income Taxes

        The Company's affiliates are not taxable entities for federal income tax purposes. As such, the Company does not directly pay federal income tax. Taxable income or loss, which may vary substantially from the net income or net loss reported in our combined statement of income, is includable in the federal income tax returns for each member. Members of the Company are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal or state income taxes has been made for those entities.

        One of the Company's affiliates does pay foreign income taxes. CAN files with the Canada Revenue Agency and the Alberta Finance and Enterprise, Tax and Revenue Administration. For more information on income tax disclosures, see Note 6.

        In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on evaluation of the Company's tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the periods ended December 31, 2010 or 2009. The Company's federal and state tax returns are potentially open to examinations for the years 2007 through 2010 and Canadian tax returns for the fiscal years 2008 through 2010.

New Accounting Pronouncements

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"). ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 will be effective for the Company's for the fiscal year beginning January 1, 2012, with

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

2. Summary of Significant Accounting Policies (Continued)

early adoption permitted. The Company adopted the amendments in ASU 2011-05 and applied them retrospectively. The Company's retroactive adoption of ASU 2011-05 did not have a material impact on its financial position or results of operations.

        In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ("ASU 2011-04"). ASU 2011-04 amends ASC 820, Fair Value Measurements ("ASC 820"), providing a consistent definition and measurement of fair value. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. ASU 2011-04 will be effective for the Company's for the fiscal year beginning January 1, 2012. The adoption of ASU 2011-04 is not expected to have a material effect on the Company's financial statements, but may require certain additional disclosures. The amendments in ASU 2011-04 are to be applied prospectively.

        In January 2010, the Company adopted FASB ASU No. 2010-06, Fair Value Measurement and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements ("ASU 2010-06"). These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require new disclosures of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standard also clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures and classifications of existing disclosures were adopted. The disclosures about purchases, sales issuances and settlements in the roll forward of Level 3 fair value measurements are effective for the Company on January 1, 2011.

3. Equipment and Furniture

        Equipment and furniture consisted of the following at December 31:

	2010	2009
Equipment	$673,908	$663,642
Furniture	222,945	182,645
Leasehold improvements	35,135	35,135

	$931,988	$881,422
Less: accumulated depreciation	(294,985)	(146,741)

	$637,003	$734,681

        Depreciation expense including leasehold amortization expense for the years ended December 31, 2010 and 2009 was $181,212 and $99,199, respectively.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

4. Notes Payable

        Between 2006 and 2010, TCP borrowed a total of $30,800,000 million from Robert O. Schachter ("Schachter") and his affiliated entities, HTS Capital, LLC ("HTS") and Clearwaters Capital, LLC ("CCL"). HTS is a member of the Company. Schachter, HTS, and CCL are collectively referred to as the "HTS Parties." Notes payable for the Company are summarized as follows at December 31:

	2010	2009
Note payable dated March 20, 2008, HTS Parties, accruing interest at a similar rate at which TCP earns interest on its margin accounts (approximately 0.25% as of December 31, 2010 and 2009). The loan is payable on demand with 90 days notice, is subject to certain covenants and is unsecured.	$1,000,000	$1,000,000
Note payable dated June 14, 2006, HTS Parties, accruing interest at a similar rate at which TCP earns interest on its margin accounts (approximately 0.25% as of December 31, 2010 and 2009). The loan is payable on demand with 90 days notice, is subject to certain covenants and is personally guaranteed by one principal of TCP.	1,000,000	1,000,000
Note payable dated March 20, 2008, HTS Parties, accruing interest at 3%. The loan is payable on demand with 90 days notice, is subject to certain covenants, and is unsecured.	6,000,000	6,000,000
Note payable dated December 21, 2008, HTS Parties, accruing interest at the greater of 20% or 20% of the earnings of a certain trader's net income. The loan is payable on demand with 90 days notice, matured on December 14, 2010 and is personally guaranteed by one principal of TCP.	3,000,000	3,000,000
Note payable dated February 14, 2007, HTS Parties, accruing interest at a similar rate at which TCP earns interest on its margin accounts plus 3% (approximately 3.25% as of December 31, 2010 and 2009). The loan is payable on demand with 90 days notice, is subject to certain covenants and is unsecured.	1,000,000	1,000,000
Note payable dated March 13, 2009, HTS Parties, accruing interest at 72% of certain traders' net income. The loan matures on March 31, 2012 and is subject to certain covenants and is unsecured.	2,200,000	4,000,000
Note payable dated March 13, 2009, HTS Parties, accruing interest at 18% of certain traders' net income. The loan matures on March 31, 2012, is subject to certain covenants and is unsecured.	550,000	1,000,000
Note payable dated May 23, 2009, HTS Parties, accruing interest at 15%. The loan is payable on demand with 90 days notice, matured on May 23, 2011, is subject to certain covenants and is unsecured.	1,000,000	1,000,000
Note payable dated June 12, 2009, HTS Parties, accruing interest at 15%. The loan is payable on demand with 90 days notice, matured on June 12, 2011, is subject to certain covenants and is unsecured.	3,000,000	3,000,000

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

4. Notes Payable (Continued)

	2010	2009
Note payable dated August 14, 2009, HTS Parties, accruing interest at 20%. The loan matured on August 14, 2011 and is unsecured.	$3,800,000	$3,800,000
Note payable dated September 30, 2010, third party, accruing interest at 20%. The loan is payable on demand with 90 days notice, is subject to certain covenants and is guaranteed by two members of TCP.	2,000,000	2,000,000
Note payable dated September 30, 2010, third party, accruing interest at 20%. The loan is payable on demand with 90 days notice, is subject to certain covenants and is personally guaranteed by two members of TCP.	745,000	1,250,000
Note payable dated July 16, 2009, due to Patrick C. Sunseri, an employee, accruing interest at 15%. The loan is payable on demand with 30 days notice and is secured by all cash, accounts receivable and other assets of TCP and is personally guaranteed by two members of TCP.	2,000,000	2,000,000
Advance from the HTS Parties, no stated terms. See Note 12, Commitments and Contingencies, Settlement Agreement with the HTS Parties.	6,000,000	6,000,000
Note payable dated November 2, 2009, third party, accruing interest at 20%. The loan was repaid on March 1, 2010 and was unsecured.	—	500,000

	$33,295,000	$36,550,000

The following table summarizes notes payable to related parties:
HTS Parties	28,550,000	30,800,000
Patrick C. Sunseri, an employee	2,000,000	2,000,000

Total related parties	$30,550,000	$32,800,000

        Many of the notes are subject to covenants that included reporting obligations, access to records, continued solvency and approval for withdrawal of cash from credit accounts. During 2010 and 2009, the Company was not in compliance with all of these covenants nor were any of these covenants enforced by the related party lenders. Moreover, none of the technical defaults were waived as the Company did not seek waiver. In May 2010, the HTS Parties requested repayment of $28,550,000 in notes outstanding, plus unpaid interest. See Note 12, Commitments and Contingencies, Settlement Agreement with the HTS Parties, for further discussion regarding the notes due to that related party.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

5. Related Party Transactions

        During 2010, the Company advanced funds to two members that are subject to promissory notes. The promissory notes provide that interest be paid on the unpaid principal balance at the rate of six (6%) per cent per annum and that interest shall be payable annually. The principal balance and any unpaid interest shall be repaid from any distributions or bonuses and immediately upon termination of employment. The total advance to each party was $120,000 as of December 31, 2010. The Company carries notes receivable at cost less an allowance for losses, if any.

        The Company had a note receivable from a terminated employee for $250,000 at December 31, 2009. During 2010 the Company determined that the loan would not be collected in accordance with terms of the loan agreement. Accordingly, the Company recorded an impairment charge of $250,000 during the year ended December 31, 2010.

        The Company has various notes payable to related parties. The related party notes had outstanding balances of $30,550,000 and $32,800,000 as of December 31, 2010 and 2009, respectively. Interest expense associated with related party notes were $6,120,000 and $1,851,000 for the years ended December 31, 2010 and 2009, respectively. Total interest paid to the related parties for the years ended December 31, 2010 and 2009 was approximately $2,912,000 and $1,080,000, respectively. See Notes 4 and 12 for further discussion of related party notes.

        Effective June 23, 2011, the facility under lease in Lakeville, Minnesota was purchased by a related party. See Note 14, Subsequent Events.

6. Income Taxes

        Components of income tax expense applicable to continuing operations for foreign taxes are as follows:

	Year Ended December 31,
	2010	2009
Current foreign taxes	$748,000	$489,752

        The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:

	Year Ended December 31,
	2010	2009
Federal income tax rate	35.0%	35.0%
Increase (decrease) as a result of:
Ownership earnings not subject to tax	(35.0)	(35.0)
Income tax attributable to foreign earnings	11.9	16.3

	11.9%	16.3%

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Instruments

        The Company holds various forms of financial instruments. The nature of these instruments and the Company's operations expose the Company to foreign currency risk and fair value risk.

  a.
  Foreign currency risk: A portion of the Company's assets and liabilities are denominated in Canadian Dollars and are subject to fluctuations in exchange rates. The Company does not have any exposure to any highly inflationary foreign currencies.

  b.
  Fair value risk: The fair value of the related party notes payable balances and advances to members may be different from the carrying values as these amounts are unsecured with no specified terms of repayment. No assessment of the fair value of these balances has been completed, as the Company is privately owned and there is no readily available market price. However, since the notes payable balances have been fully paid subsequent to December 31, 2010 at their stated amounts, management believes that the carrying values are a reasonable approximation of fair value at December 31, 2010 and 2009. The fair values of the Company's cash, accounts receivable, notes receivable, and accounts payable were considered to approximate their carrying values at December 31, 2010 and 2009 due to the immediate and short-term nature of the accounts.

8. Fair Value Measurements

        The Fair Value Measurement Topic of FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair market hierarchy are as follows:

Level 1	inputs are quoted prices in active markets for identical assets or liabilities.
Level 2	inputs are inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.
Level 3	inputs are unobservable inputs for which little or no market data exists.

        Determination of fair value for electricity derivative contracts is complex and relies on judgments concerning future prices, volatility, and liquidity, among other factors. All of derivatives traded by the Company are traded on active exchanges with the pricing data available from those exchanges. There have been no changes in the methodologies used at December 31, 2010.

        The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the valuation methods are considered appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

8. Fair Value Measurements (Continued)

        The following table presents the amounts of assets measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Level 1	Level 2	Level 3	Total
December 31, 2010
Trading accounts and deposits	$36,188,303	$—	$—	$36,188,303

December 31, 2009
Trading accounts and deposits	$31,590,794	$—	$—	$31,590,794

9. Leases

        The Company leases office space and various office accessories. The following table summarizes key terms of the various leases for office space.

Location	Square Footage	Expiration Date	Monthly Rent
Lakeville, Minnesota	8,333	10/31/2016	$10,416
East Windsor, New Jersey	1,150	9/30/2011	2,289
Tulsa, Oklahoma	2,057	2/28/2013	3,770
Carlsbad, California	1,967	8/31/2015	5,527
Calgary, Alberta Canada	2,308	2/28/2013	11,600
Newtown, Pennsylvania	1,355	12/31/2012	1,745

        Commencing in November 2011, the Company is also obligated to pay $400 per month under a verbal month-to-month lease in Wellesley, Massachusetts. In addition, the Company has entered into several leases for office equipment that expire between 2010 and 2014. Total lease expense for office space and equipment was $411,885 and $302,878 for the years ended December 31, 2010 and 2009, respectively. Future minimum lease payments under all of the Company's lease agreements are as follows:

Year Ended December 31,	Amount
2011	$433,000
2012	379,000
2013	235,000
2014	155,000
2015	48,000

$1,250,000

        Effective June 23, 2011, the facility under lease in Lakeville, Minnesota was purchased by a related party. See Note 14, Subsequent Events.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

10. Defined Contribution 401(k) Savings Plan

        Substantially all employees are eligible to participate in the 401(k) Savings Plan ("Savings Plan"). Employees may make pre-tax voluntary contributions to their individual accounts up to a maximum of 50% of their aggregate compensation, but not more than currently allowable Internal Revenue Service limitations. The Savings Plan does not have any employer matching provisions. Employee participants in the Savings Plan may allocate their account balances among 14 different funds available through a third party custodian.

11. Segment Reporting

        A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company operates substantially in a single industry segment, trading electricity, electricity derivative contracts and certain other energy commodities, all of which fall under a similar regulatory environment. Management believes that the Company meets the criteria for aggregating its operating components into a single reporting segment. Total net equipment and furniture located in Canada was $89,368 and $184,559 for the years ending December 31, 2010 and 2009, respectively.

12. Commitments and Contingencies

Credit Facility

        On December 23, 2010, TCP and CAN entered into a Declaration and Indemnity Agreement with Export Development Canada ("EDC"). Under that Agreement, the EDC provides bonding support for a $2,338,712 CAD credit facility at a Canadian bank, all of which is outstanding at December 31, 2010 and expires on December 29, 2011. On April 22, 2010, CAN entered into an agreement with a Canadian bank whereby it provided a security interest in all personal property as security for the EDC Agreement. At the Company's request, the letter of credit was cancelled on November 15, 2011.

FERC Investigations

        On February 17, 2011, the Company was notified by the Federal Energy Regulatory Commission ("FERC") that they have commenced a formal, nonpublic investigation of certain power-related trading and scheduling in the PJM Interconnection market, in which Twin Cities Power—Canada may have engaged. The investigation relates to possible violations of the Commission's regulations, including but not limited to the prohibition against market manipulation. FERC is investigating the scheduling and trading in PJM for the period from May 1, 2010 through February 17, 2011. Depending on the investigation outcome, the Company may be liable for legal fees, potential disgorgement of profits, and possible civil penalties. On November 23, 2011, the Company was notified that FERC had determined to take no further action with respect to this matter.

        On October 12, 2011, FERC initiated a non-public formal investigation into TCE's power scheduling and trading in the Midwest Independent System Operator, Inc. ("MISO"). FERC is investigating the scheduling and trading in MISO for the period from January 1, 2010 through May 31, 2011. Depending on the investigation outcome, the Company may be liable for legal fees, potential disgorgement of profits, and possible civil penalties. Since the second investigation is in its nascent

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

12. Commitments and Contingencies (Continued)

stages, the Company is unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense. The Company will expense all costs associated with this investigation as incurred.

Former Employee Litigation

        On February 1, 2011, the Company commenced a major reorganization of its office located in Calgary, Alberta Canada. All employees were terminated effective that date with several employees being rehired in the subsequent days. Three former employees have filed legal actions seeking damages aggregating $3,367,000 for wrongful dismissal and payment of outstanding performance bonuses. Additionally, one former employee sought and obtained an injunction to freeze certain bank accounts owned and/or utilized by CAN to transact on the Natural Gas Exchange. Although the injunction was set aside on February 15, 2011, approximately $1,833,000 is still tied up as a result of the litigation and is currently held in trust with a Canadian law firm. The Company has filed counterclaims aggregating $3,096,000 against two of the former employees for losses suffered as a result of the freezing of certain bank accounts leading to an inability to conduct trades, for inappropriate expenses and other related matters. The ultimate determination of liability for two of the former employees, if any, will be directly linked to the FERC investigation outcome as their transactions are subject to the investigation. As of December 31, 2010, the Company has accrued $1,359,000 for all bonuses earned and unpaid for 2010 by the terminated employees and included those amounts in accrued compensation. An additional $964,000 was accrued in 2011 for all bonuses earned and unpaid for 2011 by the terminated employees. Although it is management's opinion that settlement of litigation arising as a result of this reorganization will not have a material effect on the financial position, results of operations or liquidity of the Company, it is at least reasonably possible that the Company's assessment of the litigation could change within one year of the date of the financial statements by an amount that could be material.

Settlement Agreement with the HTS Parties

        Over the course of four years, the HTS Parties loaned the Company $30,800,000 subject to various demand and term loan agreements. The principal balance outstanding to the HTS Parties was $28,550,000 as of December 31, 2010. During the spring of 2010, the HTS Parties began to indicate they were going to call the notes.

        The Company negotiated with the HTS Parties and ultimately entered into an Interim Agreement dated April 14, 2010. The Interim Agreement provided that each loan would bear interest at a fixed annual rate of 20.0% from and after January 1, 2010 and established repayment terms for a previously undocumented $6,000,000 advance, which was to be repaid in several installments with the remaining principal due on July 1, 2010.

        The related party gave notice to the Company on May 6, 2010 that payment of specified loans was due in 90 days. When the Company missed one quarterly interest payment due under the individual notes and loan agreements, the related party gave notice accelerating payment of all remaining amounts due under the loans.

        The Company took the position that the HTS Parties breached the Interim Agreement in calling the loans, and accordingly the Company recorded interest expense according to the original terms of

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

12. Commitments and Contingencies (Continued)

the notes rather than at the 20% provided for in the Interim Agreement. The originally undocumented advance of $6,000,000 was later assigned an interest rate of 8% under a March 11, 2011 Settlement Agreement (the "Agreement"), which is reflected as such in 2010 operations. Under the same Agreement, the parties agreed to undergo binding arbitration to resolve outstanding disputes.

        Under the Agreement, TCP also agreed to pay all $28,550,000 of indebtedness due to the HTS Parties plus interest. The Agreement provided for the payment of a First Installment of $15,000,000 on indebtedness and a Second Installment, consisting of the remaining $13,550,000, of indebtedness, $1,640,958 of interest and a $1,000,000 payment on the HTS Parties capital account. The Second Installment was to be made within 60 days of the payment of the First Installment, subject to five separate 30 day extensions that were permitted under the Agreement. Additional terms of the Agreement included purchase of the HTS Parties membership interest for $150,000, dismissal of all lawsuits by and among TCP and the HTS Parties, payment of $530,000 in legal fees incurred by the HTS Parties, payment of up to $150,000 in legal fees paid by other related parties and agreement to undergo binding arbitration for any remaining disputed matters. Ultimately, the HTS Parties capital account balance, unpaid interest, if any, and the $530,000 reimbursement for legal fees would be subject to a new 36 month note payable to the HTS Parties. The Agreement included some covenants that were effective until the Second Installment was paid. All parties were subject to the arbitrator's final decision on any matters to which they could not independently agree.

        The First Installment of $15,000,000 in payment of indebtedness was made on March 17, 2011. The Company purchased the HTS Parties membership interest for $150,000 on March 23, 2011. Two 30-day extension payments of $2,000,000 each against the Second Installment were made on May 12, 2011 and June 10, 2011. The balance of the Second Installment aggregating $12,190,958 was paid on July 1, 2011. This payment consisted of $9,550,000 for the remaining indebtedness, $1,640,958 for interest and a $1,000,000 payment on the HTS Parties capital account. The Agreement provided that the $1,929,532 remaining balance of the HTS Parties capital account, reimbursement for $530,000 in legal fees and the $293,681 balance of accrued interest would be converted into a new note payable to the HTS Parties. Principal payments on the new note are to be paid quarterly over three years. Any other terms for the new note were to be determined through arbitration.

        On November 1, 2011, the Arbitrator issued a final award. The HTS Parties were awarded additional interest of $1,767,712 for 2010. All amounts owed to The HTS Parties as of September 30, 2011, including the HTS Parties' remaining capital account balance, unpaid interest and legal fees were converted into a new $5,829,017 note dated October 1, 2011. The Company is required to make quarterly payments of principal plus interest at 15% per annum until maturity on October 1, 2014. The first quarterly payment is due on January 1, 2012. The full amount of additional interest has been accrued and expensed as of December 31, 2010.

13. Concentrations of Credit Risk

        Financial instruments that subject the Company to concentrations of credit risk consist principally of trading accounts and deposits and accounts receivable. The Company has a risk policy that includes value at risk calculations, position limits, stop loss limits, stress testing, system controls, position monitoring, liquidity guidelines and compliance training.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

December 31, 2010 and 2009

13. Concentrations of Credit Risk (Continued)

        Since the Company clears all of its transactions through various exchanges, at any given time there may be a concentration of balances with any one of the exchanges. There were two individual accounts with receivable balances greater than 10% that aggregated 85% of total combined accounts receivable as of December 31, 2010 and there was one individual account that accounted for 85% of total combined accounts receivable as of December 31, 2009. The Company believes that any risk associated with these concentrations would be minimal, if any.

14. Subsequent Events

        On June 23, 2011, the building in which the Company leases its Lakeville, Minnesota office space was sold to another company that is owned by related parties. The new lessor company is owned by Timothy S. Krieger, the Company's CEO and member owner together with Keith W. Sperbeck, Vice President—Operations. The existing lease with the Company was assumed from the previous owner by the new lessor company. The Company is required to pay base rent, real estate taxes and operating expenses. On November 21, 2011, the Company executed a lease amendment to increase the amount of rented space to 8,333 square feet from 6,378. The amendment also provided for an increase of monthly base rent to $10,416 from $7,972 and extended the term of the lease by two years and three months.

        In November 2011, the Company made application with FERC seeking approval to reorganize its corporate structure. The members intend to transfer their common ownership of Twin Cities Power, LLC, Cygnus Partners, LLC and Twin Cities Energy, LLC to a new holding company, Twin Cities Power Holdings, LLC. The new structure will allow the Company to pursue various operating efficiencies not available under the current corporate structure. The new structure is planned to be effective on December 31, 2011.

        The Company has evaluated subsequent events occurring through December 19, 2011, the date that the financial statements were available to be issued.

Twin Cities Power, LLC
And Affiliates

Lakeville, Minnesota

Combined Financial Statements
Nine Months Ended September 30, 2011 and 2010

Twin Cities Power, LLC and Affiliates

Combined Balance Sheets

September 30, 2011 and December 31, 2010

	September 30, 2011	December 31, 2010
	Unaudited
Assets
Current assets
Cash	$1,710,229	$3,853,588
Trading accounts and deposits	16,701,134	36,188,303
Accounts receivable—trade	1,125,202	9,574,632
Prepaid expenses and other assets	433,134	4,803,033

Total current assets	19,969,699	54,419,556
Equipment and furniture, net	578,754	637,003

Total assets	$20,548,453	$55,056,559

Liabilities and Members' Equity
Current liabilities
Accounts payable—trade	$769,157	$9,090,127
Accrued expenses	1,165,993	852,927
Accrued compensation	3,633,147	6,350,246
Accrued interest	2,921,876	4,111,005
Income taxes payable	162,561	493,126
Notes payable, related parties	2,000,000	30,550,000
Notes payable	2,945,000	2,745,000

Total current liabilities	13,597,734	54,192,431

Commitments and contingencies
Members' equity
Members' equity	6,691,462	389,268
Notes receivable, members	(340,000)	(240,000)
Accumulated other comprehensive income	599,257	714,860

Total members' equity	6,950,719	864,128

Total liabilities and members' equity	$20,548,453	$55,056,559

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Combined Statements of Comprehensive Income

(Unaudited)

	Nine Months ended September 30,
	2011	2010
Revenue
Trading revenue, net	$37,185,790	$32,168,724
Consulting fees	283,910	516,210

	37,469,700	32,684,934

Operating expenses
Salaries and wages and related taxes	18,071,247	15,831,273
Trading tools and subscriptions	1,098,216	1,685,617
Professional fees	1,859,055	995,569
Other general and administrative	2,442,245	1,857,760

	23,470,763	20,370,219

Operating income	13,998,937	12,314,715

Other income (expense)
Interest expense	(2,588,765)	(5,522,558)
Interest income	20,859	19,473
Gain (loss) on foreign currency exchange	(68,847)	29,025
Impairment—investment in unconsolidated entities	—	(143,995)

	(2,636,753)	(5,618,055)

Income before income taxes	11,362,184	6,696,660
Provision for income taxes	408,000	557,000

Net income	10,954,184	6,139,660
Other comprehensive income
Foreign currency translation adjustment	(115,603)	(264,938)

Comprehensive income	$10,838,581	$5,874,722

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Combined Statements of Cash Flow

(Unaudited)

	Nine Months ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$10,954,184	$6,139,660
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment—investment in unconsolidated entities	—	143,995
Depreciation and amortization	128,758	112,863
(Increase) decrease in:
Trading accounts and deposits	19,224,868	1,531,937
Accounts receivable—trade	14,456,758	(6,942,855)
Prepaid expenses and other assets	4,375,505	(2,642,572)
Increase (decrease) in:
Accounts payable—trade	(14,646,438)	5,486,575
Accrued expenses	303,573	(864,087)
Accrued compensation	(2,622,911)	2,869,033
Accrued interest	(1,189,129)	1,104,504

Net cash provided by operating activites	30,985,168	6,939,053

Cash flows from investing activities
Notes receivable, related parties	(100,000)	(180,000)
Purchase of equipment and furniture	(73,235)	(119,245)

Net cash used in investing activities	(173,235)	(299,245)

Cash flows from financing activities
Proceeds on notes payable	400,000	—
Payments on notes payable	(28,750,000)	(2,750,000)
Distributions	(4,651,990)	(544,277)

Net cash used in financing activities	(33,001,990)	(3,294,277)

Net increase (decrease) in cash	(2,190,057)	3,345,531
Effect of exchange rate changes on cash	46,698	(355,999)
Cash:
Beginning of year	3,853,588	1,858,893

End of year	$1,710,229	$4,848,425

Supplemental disclosures of cashflow information
Cash payments for interest	$3,754,294	$4,250,371

Cash payments for income taxes, net	$1,099,116	$550,000

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Combined Statements of Members' Equity

(Unaudited)

	Nine Months ended September 30,
	2011	2010
Balance—December 31,	$389,268	$(4,612,713)
Net income	10,954,184	6,139,660
Distributions	(4,651,990)	(544,277)

Balance—September 30,	$6,691,462	$982,670

See notes to combined financial statements

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements

(Unaudited)

1. Organization and Description of Business

Organization

        The combined financial statements of Twin Cities Power, LLC and Affiliates ("together, the Company") include the activity of Twin Cities Power, LLC, Cygnus Partners, LLC and Twin Cities Energy, LLC and their respective subsidiaries. All three Companies are related under common ownership.

        Twin Cities Power, LLC ("TCP") is a Minnesota limited liability company that was formed on January 1, 2007. TCP has two classes of members; one voting class and one non-voting class. The relative rights, powers and duties of each voting class member are the same. The voting class member's own 100% of the equity interest in TCP. The non-voting class members' rights are limited to specific allocations of income and losses as outlined in the member control agreement. Specific income allocations to non-voting members, if any, are recorded as profit interests in the year earned. Non-voting members have no equity interest beyond their specific allocations of income. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to non-voting members.

        Each of the non-voting class members of TCP redeemed their non-voting shares effective January 1, 2010 for an immaterial amount. TCP is combined with the following subsidiaries, all of which are Minnesota limited liability companies:

  •
  TC Energy Trading, LLC ("TCT"), formed on May 22, 2009 and 100% owned by TCP.

  •
  Chesapeake Trading Group, LLC ("CTG"), formed on June 16, 2009 and 100% owned by TCP.

  •
  Twin Cities Power Services, LLC ("TCS"), formed on March 27, 2008 and 100% owned by TCP.

  •
  Vision Consulting, LLC ("VC"), formed on April 4, 2009 and 80% owned by TCP. VC has one class of membership units with voting rights. Allocation of income and losses are allocated to the members pro rata based on their membership in the Company. The Company has not separately presented the balances attributed to the minority member interest of VC in its financial statements because they are not material. Moreover, in June 2011 both members of Vision consented to discontinue operations.

  •
  Summit Energy, LLC, ("SUM") formed on December 4, 2009. SUM has two classes of members; a voting class, Class A, and a non-voting class, Class B. Class A units are 100% owned by TCP. The Class A members' own 100% of the equity interest in SUM. Class B member rights are limited to specific allocations of income and losses set forth in the member control agreement. Specific income allocations to Class B members, if any, are recorded as profit interests in the year earned. Any remaining income or loss left unallocated to Class B members is allocated to Class A members pro rata based on their membership in the Company. Class B members have no equity interest beyond their specific allocations of income. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

        Cygnus Partners, LLC (CP) is a Minnesota limited liability company that was formed by the owners of TCP on March 14, 2008. CP has one class of membership units with voting rights.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

1. Organization and Description of Business (Continued)

Allocations of income and losses are made to the members pro rata based on their membership in the Company. CP is consolidated with the following subsidiary:

  •
  Cygnus Energy Futures, LLC ("CEF"), a Minnesota limited liability company formed on July 24, 2007. CEF has two classes of members; a voting class, Class A, and a non-voting class, Class B. CP owns 100% of CEF's Class A member units. The Class A member owns 100% of the equity interest in CEF. Class B member rights are limited to specific allocations of income and losses as set forth in the member control agreement. Specific income allocations to Class B members, if any, are recorded as profit interests in the year earned. Any remaining income or loss left unallocated to the Class B members is allocated to the Class A member pro rata based on the membership in the Company. Class B members have no equity interest beyond their specific allocations of income. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

        Twin Cities Energy, LLC ("TCE"), formerly known as Alberta Power, LLC, is a Minnesota limited liability company which was formed on March 27, 2008. TCE has one class of membership units with voting rights. Allocations of income and losses are made to the members pro rata based on their membership in the Company. TCE is consolidated with the following subsidiary:

  •
  Twin Cities Power—Canada, ULC ("CAN"), formed on January 29, 2008 as a Canadian unlimited liability corporation and 100% owned by TCE. CAN had been owned by TCP until March 27, 2008 when the members of TCP exchanged their interests in CAN for interests in TCE.

        Under the Minnesota Limited Liability Act, members of a limited liability company ("LLC") are generally not responsible for the debts and obligations of the LLC. Income, gains and losses and deductions, priority returns and cash flow are to be allocated among members based on terms and conditions as outlined in the member control agreement.

        The Company completed a reorganization of its corporate structure to have all entities owned by one holding company on December 31, 2011. See Note 11, Subsequent Events.

Business

        The Company is in the business of trading electricity, electricity derivative contracts and certain other energy commodities in various North American wholesale markets operated by Independent Systems Operators ("ISO's"), the Intercontinental Exchange ("ICE"), and the Natural Gas Exchange Inc. ("NGX"). In general, the Company's activities in these markets are characterized by the acquisition of power at a given node on the network and its delivery to another. Financial transactions settle in cash with an amount equal to the difference between the purchase and sale prices. In the case of a physical transaction, settlement is affected by the delivery of the power itself. Regardless of the market or contract type, non-rated participants such as TCP, CEF and TCE are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

1. Organization and Description of Business (Continued)

        The Company also provides consulting services through its VC affiliate. These services primarily include strategic planning and Sarbanes Oxley compliance services. VC discontinued offering all consulting services in June 2011.

        The combined balance sheet as of September 30, 2011, the combined statements of comprehensive income for the nine months ended September 30, 2011 and 2010, and combined statements of cash flow for the nine months ended September 30, 2011 and 2010 and the related information presented in these notes have been prepared by management in accordance with U.S. generally accepted accounting principles for interim financial information, without audit. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation of results have been included. The combined balance sheet at December 31, 2010 was derived from the audited combined financial statements as of that date. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011 or any other interim period or for any other future year. For further information, refer to the combined financial statements and notes thereto included in Twin Cities Power's audited financial statements for the year ended December 31, 2010.

        Preparation of the combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities made in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies

Combination Policy

        The accompanying combined financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. Intercompany transactions and balances have been eliminated in the combination.

Cash

        The Company deposits its cash in high credit quality financial institutions. The balance, at times, may exceed federally insured limits.

Trading Accounts and Deposits

        The Company maintains cash balances in brokerage accounts to facilitate its trading activities. In addition, the Company has cash deposits in collateral accounts at various ISO's and the ICE. All of these accounts are uninsured.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition and Commodity Derivative Instruments

        The Company's revenues are derived from trading financial and physical energy contracts. These contracts are marked to fair value each period in the accompanying combined balance sheets and revenues are recorded based on realized and unrealized gains and losses on such contracts, net of costs. These transactions are shown as operating activities in the combined statements of cash flow.

        The Company's trading activities use derivatives such as financial and physical swaps, forward sales contracts, futures contracts and options to generate trading revenues.

        The following table lists the gross fair values of the Company's derivative assets and liabilities, none of which are designated as hedging instruments as of September 30, 2011 and December 31, 2010:

	2011	2010
Derivative Assets*
Energy commodity contracts	$46,135	$4,295,694
Energy commodity option contracts	—	280,298

Total derivative assets	46,135	4,575,992

Derivative Liabilities*
Energy commodity contracts	83,840	2,449,045
Energy commodity option contracts	—	—

Total derivative liabilities	83,840	2,449,045

Derivative assets less liabilities	(37,705)	2,126,947
Cash in collateral and deposit accounts	16,738,839	34,061,356

Trading accounts and deposits, net	$16,701,134	$36,188,303

*
Balance sheet location is trading accounts and deposits

        The Company's contracts with the ISO's, ICE and NGX permit net settlement of contracts by the various exchanges, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying combined balance sheets.

        All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Substantially all the company's revenues are generated by these trading activities.

        Revenue for consulting services is recognized when the service is performed.

Foreign Currency Translation

        For foreign subsidiaries whose functional currency is the local foreign currency, balance sheet accounts are translated at exchange rates in effect at the end of the month and income statement accounts are translated at average monthly exchange rates for the year. Foreign currency transactions denominated in a foreign currency result in gains and losses due to the increase or decrease in foreign currency exchange rates between periods. Translation gains and losses are included as a separate

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

component of equity. Gains and losses from foreign currency transactions are included in other income (expense) in the accompanying Combined Statements of Comprehensive Income. These foreign currency transactions resulted in a loss of $68,847 for the nine months ended September 30, 2011 and a gain of $29,025 for the nine months ended September 30, 2010.

Accounts Receivable—Trade

        Accounts receivable—trade represent net settlement amounts due from ISO's or ICE. Receivables are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expect to collect are reported in the results of operations for the period in which those differences are determined. There was no allowance for doubtful accounts as of September 30, 2011 or December 31, 2010.

Other Assets, net

        The Company owned other assets at December 31, 2009 that represented the purchase of common stock in unrelated third parties. The Company recorded the investment at cost as it approximated fair value. During 2010, the Company determined the stock was worthless and recorded an impairment expense of $609,985 for the year ended December 31, 2010. A portion that impairment, $143,995, was determined to be worthless and recorded as an impairment expense for the nine months ended September 30, 2010.

Profit interest payments

        Class B members are entitled to a profit interest, as defined in the Companies' member control agreements. Profit interests are recorded as expense during the period earned and classified as accrued compensation on the balance sheet. The Company considered the following characteristics of Class B members in determining that their profit interests are compensatory in nature. Class B members are not required to make a financial investment and therefore have no risk of loss. As a result, Class B members are not subject to the risks and rewards of equity ownership. Class B members have neither voting rights nor ownership interest beyond their profit interest. Management's intent in providing a profit interest is to allow the Class B member to share in profits of the entity during employment as defined in the member control agreement. In addition, the termination rights of Class B members are clearly defined as nominal in the member control agreement. During the nine months ended September 30, 2011 and 2010, the Company included $7,944,798 and $3,608,942, respectively, in salaries and wages and related taxes, representing the allocation of profit interests to Class B members.

Income Taxes

        Except for CAN, the Company's affiliates are not taxable entities for federal income tax purposes. As such, the Company does not directly pay federal income tax. Taxable income or loss, which may vary substantially from the net income or net loss reported in our combined statement of comprehensive income, is includable in the federal income tax returns for each member. Members of the Company are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal or state income taxes has been made for those entities.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        CAN files with the Canada Revenue Agency and the Alberta Finance and Enterprise, Tax and Revenue Administration. For more information on income tax disclosures, see Note 6.

        In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on evaluation of the Company's tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the nine months ended September 30, 2010 or 2010. The Company's federal and state tax returns are potentially open to examinations for the years 2007 through 2010 and Canadian tax returns for the fiscal years 2008 through 2010.

New Accounting Pronouncements

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"). ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 will be effective for the Company's fiscal year beginning January 1, 2012, with early adoption permitted. The Company adopted the amendments in ASU 2011-05 and applied them retrospectively. The Company's retroactive adoption of ASU 2011-05 did not have a material impact on its financial position or results of operations.

        In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ("ASU 2011-04"). ASU 2011-04 amends ASC 820, Fair Value Measurements ("ASC 820"), providing a consistent definition and measurement of fair value. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. ASU 2011-04 will be effective for the Company's fiscal year beginning January 1, 2012. The adoption of ASU 2011-04 is not expected to have a material effect on the Company's financial statements, but may require certain additional disclosures. The amendments in ASU 2011-04 are to be applied prospectively.

        In January 2010, the Company adopted FASB ASU No. 2010-06, Fair Value Measurement and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements ("ASU 2010-06"). These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require new disclosures of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standard also clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures and classifications of existing disclosures were adopted. The disclosures about purchases, sales issuances and settlements in the roll forward of Level 3 fair value measurements were effective for the Company on January 1, 2011 and their adoption did not have a material impact on the Company's financial statements.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

3. Equipment and Furniture

        Equipment and furniture consisted of the following at September 30, 2011 and December 31, 2010:

	2011	2010
Equipment	$681,178	$673,908
Furniture	228,053	222,945
Leasehold improvements	89,874	35,135

	$999,105	$931,988
Less: accumulated depreciation	(420,351)	(294,985)

	$578,754	$637,003

        Depreciation expense including leasehold amortization expense was $128,758 and $112,863 for the nine months ended September 30, 2011 and 2010, respectively.

4. Notes Payable

        Between 2006 and 2010, TCP borrowed a total of $30,800,000 million from Robert O. Schachter ("Schachter") and his affiliated entities, HTS Capital, LLC ("HTS") and Clearwaters Capital, LLC ("CCL"). HTS was a member of the Company until March 2011. Schachter, HTS, and CCL are

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

4. Notes Payable (Continued)

collectively referred to as the "HTS Parties." Notes payable for the Company are summarized at September 30, 2011 and December 31, 2010 as follows:

	2011	2010
Various notes payable dated April 14, 2010, HTS Parties, accruing interest at 20%. The loans are payable on demand and subject to certain covenants. See Note 9, Commitments and Contingencies, Settlement Agreement with the HTS Parties.	—	$22,550,000
Note payable dated April 14, 2010, HTS Parties, accruing interest at 8%. The loan is payable on demand and subject to certain covenants. See Note 9, Commitments and Contingencies, Settlement Agreement with the HTS Parties.	—	6,000,000
Loan agreement dated September 1, 2006, third party, accruing interest at 20%. The loan is payable on demand with 90 days notice, is subject to certain covenants and is guaranteed by two members of TCP.	2,000,000	2,000,000
Loan agreement dated April 1, 2008, third party, accruing interest at 20%. The loan is payable on demand with 90 days notice, is subject to certain covenants and is personally guaranteed by two members of TCP.	745,000	745,000
Promissory note payable dated April 8, 2011, third party, accruing interest at 20%. The loan is payable on demand or on December 31, 2012.	200,000	—
Note payable dated July 16, 2009, due to Patrick C. Sunseri, an employee, accruing interest at 15%. The loan is payable on demand with 30 days notice and is secured by all cash, accounts receivable and other assets of TCP and is personally guaranteed by two members of TCP.	2,000,000	2,000,000

	$4,945,000	$33,295,000

        The following table summarizes notes payable to related parties:

HTS Parties	—	28,550,000
Patrick C. Sunseri, an employee	2,000,000	2,000,000

Total related parties	$2,000,000	$30,550,000

        Many of the notes are subject to covenants that included reporting obligations, access to records, continued solvency and approval for withdrawal of cash from credit accounts. During 2010 and 2009, the Company was not in compliance with all of these covenants nor were any of these covenants enforced by the related party lenders. Moreover, none of the technical defaults were waived as the Company did not seek waiver. In May 2010, the HTS Parties requested repayment of $28,550,000 in notes outstanding, plus unpaid interest. See Note 9, Commitments and Contingencies, Settlement Agreement with the HTS Parties, for further discussion regarding the notes due to that related party.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements

(Unaudited)

5. Related Party Transactions

        During 2011 and 2010, the Company advanced funds to two members that are subject to promissory notes. The promissory notes provide that interest be paid on the unpaid principal balance at the rate of six (6%) per cent per annum and that interest shall be payable annually. The principal balance and any unpaid interest shall be repaid from any distributions or bonuses and immediately upon termination of employment. There were advances of $160,000 and $180,000 to the two members at September 30, 2011. The total advance to each member was $120,000 as of December 31, 2010. The Company carries notes receivable at cost less an allowance for losses, if any. These advances were forgiven in December 2011. See Note 11, Subsequent Events.

        The Company has various notes payable to related parties. The related party notes had outstanding balances of $2,000,000 as of September 20, 2011 and $30,550,000 as of December 31, 2010. Interest expense associated with related party notes was $2,122,537 and $4,601,165 for the nine months ended September 30, 2011 and 2010, respectively. Total interest paid to the related parties for the nine months ended September 30, 2011 and 2010 was $3,226,294 and $2,833,049, respectively. See Notes 4 and 9 for further discussion of related party notes.

        Effective June 23, 2011, the facility under lease in Lakeville, Minnesota was purchased by a related party. See Note 11, Subsequent Events.

6. Income Taxes

        Components of income tax expense applicable to continuing operations for foreign taxes are as follows:

	Nine Months ended September 30,
	2011	2010
Current foreign taxes	$408,000	$557,000

        The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:

	Nine Months ended September 30,
	2011	2010
Federal income tax rate	35.0%	35.0%
Increase (decrease) as a result of:
Ownership earnings not subject to tax	(35.0)	(35.0)
Income tax attributable to foreign earnings	3.6	8.3

	3.6%	8.3%

7. Financial Instruments

        The Company holds various forms of financial instruments. The nature of these instruments and the Company's operations expose the Company to foreign currency risk and fair value risk.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

7. Financial Instruments (Continued)

  a.
  Foreign currency risk: A portion of the Company's assets and liabilities are denominated in Canadian Dollars and are subject to fluctuations in exchange rates. The Company does not have any exposure to any highly inflationary foreign currencies.

  b.
  Fair value risk: The fair value of the related party notes payable balances and advances to members may be different from the carrying values as these amounts are unsecured with no specified terms of repayment. No assessment of the fair value of these balances has been completed, as the Company is privately owned and there is no readily available market price. However, since the majority of the notes payable balances have been fully paid subsequent to December 31, 2010 at their stated amounts, management believes that the carrying values are a reasonable approximation of fair value at December 31, 2010. The fair values of the Company's cash, accounts receivable, notes receivable, and accounts payable were considered to approximate their carrying values at September 30, 2011 and December 31, 2010 due to the immediate and short-term nature of the accounts.

8. Fair Value Measurements

        The Fair Value Measurement Topic of FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair market hierarchy are as follows:

Level 1	inputs are quoted prices in active markets for identical assets or liabilities.
Level 2	inputs are inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.
Level 3	inputs are unobservable inputs for which little or no market data exists.

        Determination of fair value for electricity derivative contracts is complex and relies on judgments concerning future prices, volatility, and liquidity, among other factors. All of the derivatives traded by the Company are traded on active exchanges with the pricing data, consisting of quoted market prices for identical instruments, available from those exchanges. There have been no changes in the methodologies used at September 30, 2011.

        The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the valuation methods are considered appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

8. Fair Value Measurements (Continued)

        The following table presents the amounts of assets measured at fair value on a recurring basis as of September 30, 2011 and December 31, 2010:

	Level 1	Level 2	Level 3	Total
September 30, 2011
Trading accounts and deposits	$16,701,134	$—	$—	$16,701,134

December 31, 2010
Trading accounts and deposits	$36,188,303	$—	$—	$36,188,303

9. Commitments and Contingencies

Credit Facility

        On December 23, 2010, TCP and CAN entered into a Declaration and Indemnity Agreement with Export Development Canada ("EDC"). Under that Agreement, the EDC provides bonding support for a $2,338,712 CAD credit facility at a Canadian bank, all of which is outstanding at December 31, 2010 and expired on December 29, 2011. On April 22, 2010, CAN entered into an agreement with a Canadian bank whereby it provided a security interest in all personal property as security for the EDC Agreement. At the Company's request, the letter of credit was cancelled on November 15, 2011.

FERC Investigations

        On February 17, 2011, the Company was notified by the Federal Energy Regulatory Commission ("FERC") that they have commenced a formal, nonpublic investigation of certain power-related trading and scheduling in the PJM Interconnection market, in which CAN may have engaged. The investigation related to possible violations of the Commission's regulations, including but not limited to the prohibition against market manipulation. FERC investigated the scheduling and trading in PJM for the period from May 1, 2010 through February 17, 2011. On November 23, 2011, the Company was notified that FERC had determined to take no further action with respect to this matter.

        On October 12, 2011, FERC initiated a non-public formal investigation into TCE's power scheduling and trading in the Midwest Independent System Operator, Inc. ("MISO"). FERC is investigating the scheduling and trading in MISO for the period from January 1, 2010 through May 31, 2011. Depending on the investigation outcome, the Company may be liable for legal fees, potential disgorgement of profits, and possible civil penalties. Since the second investigation is in its nascent stages, the Company is unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense. The Company will expense all costs associated with this investigation as incurred.

Former Employee Litigation

        On February 1, 2011, the Company commenced a major reorganization of its office located in Calgary, Alberta Canada. All employees were terminated effective that date with several employees being rehired in the subsequent days. Three former employees commenced legal proceedings and brought three separate summary judgment applications seeking damages aggregating $3,367,000 for

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

9. Commitments and Contingencies (Continued)

wrongful dismissal and payment of outstanding performance bonuses. The Company has filed counterclaims aggregating $3,096,000 against two of the former employees for losses suffered as a result of the freezing of certain bank accounts leading to an inability to conduct trades, for inappropriate expenses and other related matters. Two of three applications were dismissed and liability, if any, as it relates to these two matters will be determined in the regular course of litigation. One of the three applications was allowed, however the amount of damages, as it relates to liability, if any, will require an assessment by a Judge in the Court of Queen's Bench. The Company has appealed the allowed application.

        Additionally, one former employee sought and obtained an injunction to freeze certain bank accounts owned and/or utilized by CAN to transact on the Natural Gas Exchange. Although the injunction was set aside, another former employee obtained an attachment order and approximately $1,833,000 is currently held in trust. The Company is appealing the granting of the attachment order to the Alberta Court of Appeal.

        As of December 31, 2010, the Company has accrued $1,359,000 for all bonuses earned and unpaid for 2010 by the terminated employees and included those amounts in accrued compensation. An additional $964,000 was accrued in 2011 for all bonuses earned and unpaid for 2011 by the terminated employees. Although it is management's opinion that settlement of litigation arising as a result of this reorganization will not have a material effect on the financial position, results of operations or liquidity of the Company, it is at least reasonably possible that the Company's assessment of the litigation could change within one year of the date of the financial statements by an amount that could be material.

Settlement Agreement with the HTS Parties

        Over the course of four years, the HTS Parties loaned the Company $30,800,000 subject to various demand and term loan agreements. The principal balance outstanding to the HTS Parties was $28,550,000 as of December 31, 2010. During the spring of 2010, the HTS Parties began to indicate they were going to call the notes.

        The Company negotiated with the HTS Parties and ultimately entered into an Interim Agreement dated April 14, 2010. The Interim Agreement provided that each loan would bear interest at a fixed annual rate of 20.0% from and after January 1, 2010 and established repayment terms for a previously undocumented $6,000,000 advance, which was to be repaid in several installments with the remaining principal due on July 1, 2010.

        The related party gave notice to the Company on May 6, 2010 that payment of specified loans was due in 90 days. When the Company missed one quarterly interest payment due under the individual notes and loan agreements, the related party gave notice accelerating payment of all remaining amounts due under the loans.

        The Company took the position that the HTS Parties breached the Interim Agreement in calling the loans, and accordingly the Company recorded interest expense according to the original terms of the notes rather than at the 20% provided for in the Interim Agreement. The originally undocumented advance of $6,000,000 was later assigned an interest rate of 8% under a March 11, 2011 Settlement Agreement (the "Agreement"), which is reflected as such in 2010 operations. Under the same Agreement, the parties agreed to undergo binding arbitration to resolve outstanding disputes.

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

9. Commitments and Contingencies (Continued)

        Under the Agreement, TCP also agreed to pay all $28,550,000 of indebtedness due to the HTS Parties plus interest. The Agreement provided for the payment of a First Installment of $15,000,000 on indebtedness and a Second Installment, consisting of the remaining $13,550,000, of indebtedness, $1,640,958 of interest and a $1,000,000 payment on the HTS Parties capital account. The Second Installment was to be made within 60 days of the payment of the First Installment, subject to five separate 30 day extensions that were permitted under the Agreement. Additional terms of the Agreement included purchase of the HTS Parties membership interest for $150,000, dismissal of all lawsuits by and among TCP and the HTS Parties, payment of $530,000 in legal fees incurred by the HTS Parties, payment of up to $150,000 in legal fees paid by other related parties and agreement to undergo binding arbitration for any remaining disputed matters. Ultimately, the HTS Parties capital account balance, unpaid interest, if any, and the $530,000 reimbursement for legal fees would be subject to a new 36 month note payable to the HTS Parties. The Agreement included some covenants that were effective until the Second Installment was paid. All parties were subject to the arbitrator's final decision on any matters to which they could not independently agree.

        The First Installment of $15,000,000 in payment of indebtedness was made on March 17, 2011. The Company purchased the HTS Parties membership interest for $150,000 on March 23, 2011. Two 30-day extension payments of $2,000,000 each against the Second Installment were made on May 12, 2011 and June 10, 2011. The balance of the Second Installment aggregating $12,190,958 was paid on July 1, 2011. This payment consisted of $9,550,000 for the remaining indebtedness, $1,640,958 for interest and a $1,000,000 payment on the HTS Parties capital account. The Agreement provided that the $1,929,532 remaining balance of the HTS Parties capital account, reimbursement for $530,000 in legal fees and the $293,681 balance of accrued interest would be converted into a new note payable to the HTS Parties. Principal payments on the new note are to be paid quarterly over three years. Any other terms for the new note were to be determined through arbitration.

        On November 1, 2011, the Arbitrator issued a final award. The HTS Parties were awarded additional interest of $1,767,712 for 2010 and $827,497 for 2011. The HTS Parties were also awarded additional legal fees of $292,596 and other expenses aggregating $207,214. All amounts owed to The HTS Parties as of September 30, 2011, including the HTS Parties' remaining capital account balance, unpaid interest and legal fees were converted into a new $5,829,017 note dated October 1, 2011. The Company is required to make quarterly payments of principal plus interest at 15% per annum until maturity on October 1, 2014. The first quarterly payment was made on December 30, 2011..

10. Concentrations of Credit Risk

        Financial instruments that subject the Company to concentrations of credit risk consist principally of trading accounts and deposits and accounts receivable. The Company has a risk policy that includes value at risk calculations, position limits, stop loss limits, stress testing, system controls, position monitoring, liquidity guidelines and compliance training.

        Since the Company clears all of its transactions through various exchanges, at any given time there may be a concentration of balances with any one of the exchanges. There were three individual accounts with receivable balances greater than 10% that aggregated 95% of total combined accounts receivable as of September 30, 2011. There were two individual accounts with receivable balances

Twin Cities Power, LLC and Affiliates

Notes to Combined Financial Statements (Continued)

(Unaudited)

10. Concentrations of Credit Risk (Continued)

greater than 10% that aggregated 85% of total combined accounts receivable as of December 31, 2010. The Company believes that any risk associated with these concentrations would be minimal, if any.

11. Subsequent Events

        On June 23, 2011, the building in which the Company leases its Lakeville, Minnesota office space was sold to another company that is owned by related parties. The new lessor company is owned by Timothy S. Krieger, the Company's CEO and member owner together with Keith W. Sperbeck, Vice President—Operations. The existing lease with the Company was assumed from the previous owner by the new lessor company. The Company is required to pay base rent, real estate taxes and operating expenses. On November 21, 2011, the Company executed a lease amendment to increase the amount of rented space to 8,333 square feet from 6,378. The amendment also provided for an increase of monthly base rent to $10,416 from $7,972 and extended the term of the lease by two years and three months.

        On November 2, 2011, Mr. Krieger and Mr. Tufte each received distributions of $1,305,079.

        On December 20, 2011, FERC approved the Company's application to reorganize its corporate structure. Effective December 31, 2011, the members transferred their common ownership of Twin Cities Power, LLC, Cygnus Partners, LLC and Twin Cities Energy, LLC to a new holding company, Twin Cities Power Holdings, LLC. The new structure will allow the Company to pursue various operating efficiencies not available under the current corporate structure.

        The Company forgave the promissory notes receivable aggregating $160,000 and $180,000 due from two members on December 31, 2011.

        On January 1, 2012, the Company issued a promissory note in the amount of $560,000 payable to Michael J. Tufte as partial payment of the purchase price for the redemption of his units in TCPH. This note does not bear interest by its terms, and the principal is payable in equal monthly installments of $10,000, which began on January 1, 2012 and continue through and including December 1, 2014. A final payment of $200,000 is due on January 1, 2015. This note is subordinate to the HTS Note.

        The Company has evaluated subsequent events occurring through February 9, 2012, the date that the interim financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Set forth below are expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the FINRA filing fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee	$5,730
FINRA filing fee	none
Accounting fees and expenses	55,000
Blue Sky fees and expenses	50,000
Legal fees and expenses	375,000
Printing expenses	50,000
Trustee's fees and expenses	100,000
Miscellaneous	15,000

TOTAL	$650,730

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Minnesota law, a Minnesota limited liability company may eliminate or limit the personal liability of a governor of the limited liability company for monetary damages for breach of the governor's duty of care as a governor, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the governor believes to be contrary to the best interests of the company or its members or which reflect an absence of good faith on the governor's part, and the violation of good faith and fair dealing. The registrant's board of governors believes that such provisions have become commonplace among major companies and are beneficial in attracting and retaining qualified governors, and the registrant's member control agreement includes such provisions.

        The registrant's member control agreement also imposes a mandatory obligation upon the registrant to indemnify any governor or officer to the fullest extent authorized or permitted by law, including under circumstances in which indemnification would otherwise be at the discretion of the registrant.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

Reorganization

        On November 14, 2011, TCPH entered into an Agreement and Plan of Reorganization with TCP, CP, TCE, and each of TCPH's current members pursuant to which each current member of TCPH contributed all of his or its ownership interests in TCP, CP, and TCE to TCPH in exchange for TCPH issuing such member an ownership interest in TCPH (the "Reorganization"). The Reorganization became effective on December 31, 2011 and, as a result, TCPH became the sole member of each of TCP, CP, and TCE.

        The offer, sale and issuance of the securities in connection with the Reorganization were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of the registrant's securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued. There was no general solicitation in connection with the Reorganization, as securities of the registrant were only made available to the three members of TCP, CP, and TCE, and each of the recipients of securities had adequate access, through employment, business or other relationships, including ownership of our subsidiaries, to information about us.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibits.    The exhibits listed below are filed as a part of this registration statement.

Exhibit Number		Description ("*" indicates compensatory plan or agreement.)
2.1		Agreement and Plan of Reorganization, dated November 14, 2011, as amended December 20, 2011
3.1	(i)	Articles of Organization
3.1	(ii)	Bylaws
3.2		Member Control Agreement
3.3		Buy/Sell Agreement
4.1		Form of Indenture
4.2		Form of Notes (included as Exhibit A to the Indenture filed as Exhibit 4.1)
4.3		Form of Note Confirmation**
4.4		Form of Subscription Agreement
4.5		Paying Agent Agreement**
5.1		Opinion of Leonard, Street and Deinard Professional Association
10.1		Employment Agreement between the Company and Timothy Krieger*
10.2		Employment Agreement between the Company and Keith Sperbeck*
10.3		Employment Agreement between the Company and Stephanie Staska*
10.4		Membership Unit Purchase Agreement between the Company and Michael Tufte
10.5		Form of Indemnification Agreement between the Company and each of Timothy Krieger, David Johnson, Dale Johnson, Keith Sperbeck, and Stephanie Staska
10.6		Outsourcing Agreement, dated February , 2012, between the Company and Redwater LLC
10.7		Office Lease, dated May 12, 2009 between Twin Cities Power, L.L.C. and Kenyon Holdings, LLC, as amended November 21, 2011
10.8		Promissory Note, dated October 1, 2011, payable to Robert O. Schachter, HTS Capital, LLC and Clearwaters Capital, LLC
10.9		Promissory Note, dated January 1, 2012, payable to Michael Tufte
10.10		Loan Agreement, dated September 1, 2006, payable to John Hanson
10.11		Loan Agreement, dated April 1, 2008, payable to John Hanson
10.12		Note Payable, dated April 8, 2011, payable to John Hanson
10.13		Loan Agreement, dated July 16, 2009, payable to Patrick Sunseri

Exhibit Number	Description ("*" indicates compensatory plan or agreement.)
10.14	Acquisition Advisory Agreement, dated January 5, 2012, between Twin Cities Power, L.L.C. and Altus Financial Group LLC
10.15	Joinder Agreement, dated December 23, 2011, and underlying Assignment of Financial Rights Agreements, each dated January 1, 2010
10.16	Form of Trader Employment Agreement
10.17	Corporate Guaranty, dated December 29, 2011, by the Company in favor of Midwest Independent Transmission System Operator, Inc.
10.18	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Summit Energy, LLC)
10.19	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Twin Cities Energy, LLC)
10.20	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for TC Energy Trading, LLC)
10.21	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Twin Cities Power, LLC)
10.22	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Cygnus Energy Futures, LLC)
10.23	Consultant and Professional Services Agreement, dated February 9, 2012, between TCPH and Dale Johnson*
21	List of subsidiaries of the registrant
23.1	Consent of Baker Tilly Virchow Krause, LLP
23.2	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
25.1	Statement of Eligibility of Trustee**

**
To be filed by amendment.

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeville, State of Minnesota, on February 10, 2012.

Twin Cities Power Holdings, LLC
By:	/s/ TIMOTHY S. KRIEGER Timothy S. Krieger Chief Executive Officer and President

        Each person whose signature appears below appoints Timothy S. Krieger and Dale H. Johnson, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ TIMOTHY S. KRIEGER Timothy S. Krieger	Chairman of the Board of Governors, Chief Executive Officer and President (Principal Executive Officer)	February 10, 2012
/s/ DALE H. JOHNSON Dale H. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2012
/s/ DAVID B. JOHNSON David B. Johnson	Governor	February 10, 2012